SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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Schnitzer Steel Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SCHNITZER STEEL INDUSTRIES, INC.

December 17, 2007

Dear Shareholder:

You are invited to attend the Annual Meeting of Shareholders of your Company, which will be held on Wednesday, January 30, 2008 at 8 A.M., local time, at the Multnomah Athletic Club, 1849 SW Salmon Street, Portland, Oregon 97205.

The formal notice of the meeting appears on the following pages and describes the matters to be acted upon. Time will be provided during the meeting for discussion and you will have an opportunity to ask questions about your Company. Only shareholders of record at the close of November 30, 2007 are entitled to vote at the Annual Meeting or any adjournment of the meeting.

The Company is pleased to announce that it will be taking advantage of the new Securities and Exchange Commission rules allowing issuers to furnish proxy materials over the Internet. Please read the proxy statement for more information on this alternative, which we believe will allow the Company to provide shareholders with the information they need while lowering the costs of delivery of the proxy statement and reducing the environmental impact of the Annual Meeting.

Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. Instructions have been provided for each of the alternative voting methods in the accompanying proxy statement. Please be sure to vote as soon as possible.

Sincerely,

John D. Carter
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN TRANSACTIONS
ELECTION OF DIRECTORS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION OF EXECUTIVE OFFICERS
Grants of Plan-Based Awards in Fiscal 2007
Outstanding Equity Awards at Fiscal 2007 Year-End
Compensation Plan Information
Option Exercises and Stock Vested in Fiscal 2007
Pension Benefits at Fiscal 2007 Year-End
Potential Payments Upon Termination or Change in Control
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT COMMITTEE REPORT
SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING
DISCRETIONARY AUTHORITY
GENERAL

SCHNITZER STEEL INDUSTRIES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JANUARY 30, 2008

The Annual Meeting of Shareholders of Schnitzer Steel Industries, Inc. (the “Company”) will be held at the Multnomah Athletic Club, 1849 SW Salmon Street, Portland, Oregon 97205, on Wednesday, January 30, 2008 at 8 A.M., local time, for the following purposes:

(1) To elect four directors, each to serve until the 2011 Annual Meeting of Shareholders and until a successor has been elected and qualified; and

(2) To transact such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on November 30, 2007 are entitled to notice of and to vote at the meeting or any adjournments thereof.

Please submit a proxy through the internet or, if this proxy statement was mailed to you, by completing, signing and dating the enclosed proxy card and returning it promptly in the enclosed reply envelope. If you are able to attend the meeting, you may, if you wish, revoke the proxy and vote personally on all matters brought before the meeting.

By Order of the Board of Directors,

Richard C. Josephson
Secretary

Portland, Oregon
December 17, 2007

SCHNITZER STEEL INDUSTRIES, INC.

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Schnitzer Steel Industries, Inc., an Oregon corporation (the “Company”), to be voted at the Annual Meeting of Shareholders to be held at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting. We intend to mail a printed copy of this proxy statement and a proxy card to certain of our shareholders of record entitled to vote at the Annual Meeting on or about December 17, 2007. All other shareholders will receive a Notice Regarding the Availability of Proxy Matters (the “Notice”), which will be mailed on or about December 17, 2007.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I being provided with these materials?

The Company is providing you with this proxy statement because the Board is soliciting your proxy to vote at the Annual Meeting of Shareholders to be held on January 30, 2008. You are invited to attend the Annual Meeting, and we request that you vote on the proposal described in this proxy statement. You do not need to attend the meeting to vote your shares. If you have received a printed copy of these materials by mail, you may simply complete, sign and return your proxy card or follow the instructions below to submit your proxy over the telephone or through the Internet. If you did not receive a printed copy of these materials by mail and are accessing them on the Internet, you may simply follow the instructions below to submit your proxy through the Internet.

What if I received a Notice Regarding the Availability of Proxy Materials?

In accordance with rules and regulations recently adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each shareholder of record we may now furnish proxy materials to our shareholders on the Internet. If you received a Notice by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice will also instruct you as to how you may submit your proxy on the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, not including a proxy card, you should follow the instructions for requesting such materials included in the Notice.

What am I voting on?

The only matter scheduled for a vote is the election of four directors.

How does the Board recommend that I vote my shares?

The Board recommends that you vote FOR each of the nominees to the Board.

Who can vote at the Annual Meeting?

Only shareholders of record at the close of business on November 30, 2007 will be entitled to vote at the Annual Meeting.

Am I a shareholder of record?

If at the close of business on November 30, 2007 your shares were registered directly in your name with our transfer agents then you are a shareholder of record.

What if my shares are not registered directly in my name but are held in street name?

If at the close of business on November 30, 2007 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the

Notice or proxy materials, as applicable, are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares in your account.

If I am a shareholder of record, how do I cast my vote?

If you are a shareholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive. If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. If you received a printed copy of these proxy materials by mail, you may vote by proxy using the enclosed proxy card, over the telephone, or on the Internet. If you received a Notice by mail, you may vote by proxy over the Internet.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

If I am a beneficial owner of Company shares, how do I cast my vote?

If you are a beneficial owner of shares held in street name and you would like to vote in person at the Annual Meeting, you must obtain a valid proxy from the record owner. To request the requisite proxy form, follow the instructions provided by your broker or contact your broker.

If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. If you received a printed copy of these proxy materials by mail, you should have also received a proxy card and voting instructions with these proxy materials from the organization that is the record owner of your shares rather than from us. To vote by proxy, you may complete and mail that proxy card or may vote by telephone or over the Internet as instructed by that organization in the proxy card. If you received a Notice by mail, you should have received the Notice from the organization that is the record owner of your shares rather than from us. To vote by proxy, you should follow the instructions included in the Notice to view the proxy statement and transmit your voting instructions.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all four nominees for director. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of the following four ways:

•	If you received a printed copy of these proxy materials by mail, you may submit another properly completed proxy card with a later date.

•	You may vote again on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted).

•	You may send a written notice that you are revoking your proxy to the Company’s Secretary at Schnitzer Steel Industries, Inc., P.O. Box 10047, Portland, Oregon 97296-0047, Attention: Richard C. Josephson, Secretary, or hand-deliver it to the Secretary at or before the taking of the vote at the Annual Meeting.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy. Remember that if you are a beneficial owner of Company shares and wish to vote in person at the Annual Meeting, you must obtain a valid proxy from the organization that is the record owner of your shares (such as your broker).

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

The record date for determination of shareholders entitled to receive notice of and to vote at the Annual Meeting is November 30, 2007. At the close of business on November 30, 2007, 21,694,471 shares of Class A Common Stock (Class A), par value $1.00 per share, and 6,576,969 shares of Class B Common Stock (Class B), par value $1.00 per share, of the Company (collectively, the “Common Stock”) were outstanding and entitled to vote at the Annual Meeting. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes with respect to each matter to be voted on at the Annual Meeting. If on the date of the Annual Meeting, the outstanding shares of Class B Common Stock represent less than 20 percent of the total outstanding shares of Common Stock, each share of Class B Common Stock will have only one vote at the Annual Meeting. As of November 30, 2007, Class B Common Stock represented 23% of the outstanding Common Stock.

The following table sets forth certain information regarding the beneficial ownership of the Common Stock, as of September 30, 2007 (unless otherwise noted in the footnotes to the table), by (i) persons known to the Company to be the beneficial owner of more than 5% of either class of the Company’s Common Stock, (ii) each of the Company’s directors, (iii) each executive officer of the Company listed in the Summary Compensation Table (each a “named executive officer” and collectively the “named executive officers”), and (iv) all directors and executive officers of the Company as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all outstanding shares of Common Stock shown as beneficially owned by them. Except as noted below, the address of each shareholder in the table is Schnitzer Steel Industries, Inc., P.O. Box 10047, Portland, Oregon 97296-0047.

	Class A Shares			Class B Shares
Name of Beneficial Owner or	Beneficially Owned(1)			Beneficially Owned(1)
Number of Persons in Group	Number		Percent	Number	Percent

Schnitzer Steel Industries, Inc. Voting Trust (Schnitzer Trust)				6,482,822	88.5%
Marilyn S. Easly(2)	10,000		*	493,555	6.7%
Carol S. Lewis(2)	4,500		*	485,649	6.6%
Scott Lewis	80,645	(4)	*	14,524	*
MANUEL SCHNITZER FAMILY GROUP, Carol S. Lewis, Trustee(3)				1,320,042	18.0%
Dori Schnitzer(2)	9,000		*	890,298	12.1%
Susan Schnitzer(2)				620,178	8.5%
Jean S. Reynolds(2)	14,900	(4)	*	390,279	5.3%
MORRIS SCHNITZER FAMILY GROUP, Dori Schnitzer, Trustee(3)				1,802,175	24.6%
Gilbert and Thelma S. Schnitzer(2)				726,998	9.9%
Kenneth M. and Deborah S. Novack(2)	25,750	(5)	*	329,284	4.5%
Gary Schnitzer and Sandra Wilder(2)	102,041	(6)	*	26,253	*
GILBERT SCHNITZER FAMILY GROUP, Gary Schnitzer, Trustee(3)				1,137,768	15.5%
Robert W. and Rita S. Philip(2)				436,961	6.0%
Jill Schnitzer Edelson(2)	300	(7)	*	359,503	4.9%
Mardi S. Schnitzer(2)	1,800		*	367,181	5.0%
LEONARD SCHNITZER FAMILY GROUP, Rita S. Philip, Trustee(3)				2,222,837	30.3%
Royce & Associates LLC	4,010,130	(8)	18.9%
M&G Investment Management Ltd.	2,150,382	(9)	10.1%
U.S. Trust Corporation	1,849,302	(10)	8.7%
Dimensional Fund Advisors Inc.	1,480,311	(11)	7.0%
AXA Rosenberg Investment Management LLC	1,153,729	(12)	5.4%

	Class A Shares			Class B Shares
Name of Beneficial Owner or	Beneficially Owned(1)			Beneficially Owned(1)
Number of Persons in Group	Number		Percent	Number	Percent

Robert S. Ball	19,500	(13)	*
William A. Furman	10,179	(4)	*
Judith A. Johansen	—	(7)
William D. Larsson	—	(7)
Mark L. Palmquist	—	(14)
Ralph R. Shaw	16,500	(4)	*
John D. Carter	63,509	(15)	*
Tamara L. Lundgren	21,324	(16)	*
Gregory J. Witherspoon	5,410	(17)	*
Donald Hamaker	11,189	(18)	*
All directors and executive officers as a group (19 persons)(2)	388,734	(19)	1.8%	1,119,843	15.3%

*	Less than 1%

(1)	Includes, in all cases, shares held by either spouse, either directly or as trustee or custodian or through another family entity. For purposes of this table, Class A shares beneficially owned do not include Class A shares issuable upon conversion of Class B shares. Shares held in a trust which has more than one trustee are reported for only one trustee as beneficial owner, generally the trustee who is either the beneficiary, or a parent of the beneficiary, of the trust.

(2)	Except as described below, Class B shares owned by these shareholders are subject to the Schnitzer Trust and represented by voting trust certificates beneficially owned by the shareholders. Class B shares beneficially owned that are not subject to the Schnitzer Trust are as follows:

Marilyn S. Easly	53,465
Carol S. Lewis	30,000
Dori Schnitzer	112,500
Susan Schnitzer	112,500
Jean S. Reynolds	75,000
Jill Schnitzer Edelson	45,000
Mardi S. Schnitzer	45,000
Dina S. Meier	45,000

(3)	Class B shares shown in the table as owned by a family group represent the total number of shares subject to the Schnitzer Trust owned by members of the family group. The trustee for each family group has certain voting powers with respect to the family group’s shares as described below under “Schnitzer Steel Industries, Inc. Voting Trust and Buy-Sell Agreement.”

(4)	Includes 4,500 shares subject to options exercisable prior to November 29, 2007. Excludes 3,652 shares covered by deferred stock units (“DSUs”) or credited to an account under the Deferred Compensation Plan for Non-Employee Directors (the “Director DCP”).

(5)	Includes 25,750 shares subject to options exercisable prior to November 29, 2007. Excludes 5,478 shares covered by deferred stock units (“DSUs”) or credited to an account under the Director DCP.

(6)	Includes 94,733 shares subject to options exercisable prior to November 29, 2007.

(7)	Excludes 3,652 shares covered by deferred stock units (“DSUs”) or credited to an account under the Director DCP.

(8)	Beneficial ownership as of September 30, 2007 as reported by Royce & Associates, LLC, 1414 Avenue of the Americas, 9th Floor, New York, NY 10019-2578, in a Form 13F filed by the shareholder

(9)	Beneficial ownership as of October 31, 2007 as reported by M&G Investment Management Ltd., Laurence Pountney Hill, London, England EC4R OHH in a Form 13G filed by the shareholder.

(10)	Beneficial ownership as of September 30, 2007 as reported by U.S. Trust Corporation, 114 West 47th Street, 25th Floor, New York, NY 10036-1532, in a Form 13F filed by the shareholder

(11)	Beneficial ownership as of September 30, 2007 as reported by Dimensional Fund Advisors Inc., 1299 Ocean Avenue, Santa Monica, CA 90401, in a Form 13F filed by the shareholder.

(12)	Beneficial ownership as of September 30, 2007 as reported by AXA Rosenberg Investment Management LLC, 4 Orinda Way, Orinda, CA 94563, in a Form 13F filed by the shareholder.

(13)	Includes 4,500 shares subject to options exercisable prior to November 29, 2007. Excludes 4,928 shares covered by deferred stock units (“DSUs”) or credited to an account under the Director DCP.

(14)	Excludes 4,863 shares covered by deferred stock units (“DSUs”) or credited to an account under the Director DCP.

(15)	Includes 56,708 shares subject to options exercisable prior to November 29, 2007.

(16)	Includes 16,064 shares subject to options exercisable prior to November 29, 2007.

(17)	Includes 4,111 shares subject to options exercisable prior to November 29, 2007.

(18)	Includes 5,872 shares subject to options exercisable prior to November 29, 2007.

(19)	Includes 240,377 shares subject to options exercisable prior to November 29, 2007.

Schnitzer Steel Industries, Inc. Voting Trust and Buy-Sell Agreement

Voting Trust Provisions.  Pursuant to the terms of the Schnitzer Steel Industries, Inc. 2001 Restated Voting Trust and Buy-Sell Agreement dated March 26, 2001 (the “Schnitzer Trust Agreement”), the beneficial owners of over 80% of the outstanding shares of Class B Common Stock have made their shares subject to the terms of the Schnitzer Steel Industries, Inc. Voting Trust (the “Schnitzer Trust”). The Schnitzer Trust is divided into four separate groups, one for each branch of the Schnitzer family. Carol S. Lewis, Dori Schnitzer, Gary Schnitzer, and Rita S. Philip are the four trustees of the Schnitzer Trust, and each is also the separate trustee for his or her separate family group. Pursuant to the Schnitzer Trust Agreement, the trustees as a group have the power to vote the shares subject to the Schnitzer Trust and, in determining how the trust shares will be voted, each trustee separately has the number of votes equal to the number of shares held in trust for his or her family group. Any action by the trustees requires the approval of the trustees with votes equal to at least 52.5% of the total number of shares subject to the Schnitzer Trust. Before voting with respect to the following actions, each trustee is required to obtain the approval of holders of a majority of the voting trust certificates held by his or her family group: (a) any merger or consolidation of the Company with any other corporation, (b) the sale of all or substantially all the Company’s assets or any other sale of assets requiring approval of the Company’s shareholders, (c) any reorganization of the Company requiring approval of the Company’s shareholders, (d) any partial liquidation or dissolution requiring approval of the Company’s shareholders, and (e) dissolution of the Company. The Schnitzer Trust will terminate on March 26, 2011 unless terminated prior thereto by agreement of the holders of trust certificates representing two-thirds of the shares held in trust for each family group.

Provisions Restricting Transfer.  The trustees are prohibited from selling or encumbering any shares held in the Schnitzer Trust. The Schnitzer Trust Agreement contains transfer restrictions binding on both holders of voting trust certificates and holders of shares of Class B Common Stock distributed from the Schnitzer Trust, unless such restrictions are waived by the trustees. The Schnitzer Trust Agreement prohibits shareholders who are subject thereto from selling or otherwise transferring their voting trust certificates or their shares of Class B Common Stock except to other persons in their family group or to entities controlled by such persons. Such transfers are also restricted by the Company’s Restated Articles of Incorporation. A holder of voting trust certificates is permitted to sell or make a charitable gift of the shares of Class B Common Stock represented by his or her certificates by first directing the trustees to convert the shares into Class A Common Stock, which will then be distributed to the holder free from restrictions under the agreement. Similarly, a holder of Class B Common Stock subject to the transfer restrictions is permitted to sell or make a charitable gift of the holder’s Class B Common Stock by first converting the shares into Class A Common Stock, which will then be free from restrictions under the agreement. However, before causing any shares to be converted for sale, a holder must offer the shares (or the voting trust certificates representing the shares) to the other voting trust certificate holders who may purchase the shares at the current market price for the Class A Common Stock or exchange shares of Class A Common Stock owned by them for the Class B Common Stock proposed to be converted.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and persons who own more than 10% of the outstanding Common Stock of the Company to file with the Securities and Exchange Commission reports of changes in ownership of the Common Stock of the Company held by such persons. Officers, directors and greater than 10% shareholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, during fiscal 2007 all of its officers, directors and 10% shareholders complied with all applicable Section 16(a) filing requirements, except that the following individuals filed the indicated number of late reports and total number of late transactions: Jeffrey Dyck — one late report with one late transaction; Marilyn Easly — one late report with one late transaction; Jill Edelson — one late report with one late transaction; Donald Hamaker — one late report with two late transactions; Dina Meier — two late reports with two late transactions; Danielle Nye — one late report with four late transactions; Richard D. Peach — two late reports with one late transaction; Joshua Philip — one late report with one late transaction; Michelle Philip — one late report with eighty-three late transactions; Robert and Rita Philip — eight late reports with 289 late transactions; Gayle Romain — one late report with two late transactions; Bryan Rosencrantz — one late report with one late transaction; and Lois Schnitzer — one late report with two late transactions.

CERTAIN TRANSACTIONS

The Company is controlled by members of the Schnitzer family. The Schnitzer family also controls other companies including: Schnitzer Investment Corp. (“SIC”), engaged in the real estate business; Liberty Shipping Group LLC (“LSGLLC”) and its manager LSGGP LLC (“LSGGP”), engaged in the ocean shipping business; and Island Equipment Company, Inc. (“IECO”), engaged in various businesses in Guam and other South Pacific islands.

The Company leased its administrative offices from SIC under an operating lease. The lease expires in 2015 and at August 31, 2007 the annual rent was $0.5 million. SIC sold this building to an unrelated party in the first quarter of fiscal 2008.

In July 2006, the Company entered into a Third Amended Shared Services Agreement (the “Third Amended Agreement”) with SIC and IECO, which amended and restated the previous Second Amended Shared Services Agreement among the parties dated September 13, 1993, as amended. Since 1993, the Company had provided management and administrative services to, and in some cases received services from, SIC, LSGLLC, LSGGP, IECO and other related companies pursuant to the Second Amended Agreement. Starting in fiscal 2005 and continuing into fiscal 2006 and 2007, the Company and the other parties reduced or ceased the sharing of services in a number of areas as part of a process that substantially eliminated the sharing of services among the parties by the end of fiscal 2006. The Third Amended Agreement reflects the limited scope of shared services going forward, with such sharing limited to environmental management services for an indefinite period and to employee benefits and payroll services for a transition period which ended in fiscal 2007. As under the prior agreement, the Third Amended Agreement provides that the Company is reimbursed for services provided by its employees to the other parties at rates based on the actual hourly compensation expense to the Company for such employees (including fringe benefits) plus an hourly charge for reimbursement of space costs associated with such employees, all increased by 15% as a margin for additional overhead. The Third Amended Agreement was reviewed and approved by the Company’s Audit Committee. Total charges by the Company to the related parties for administrative services in fiscal 2007 totaled $57,000.

The Company’s Articles of Incorporation and Bylaws obligate the Company to indemnify current or former directors and officers to the fullest extent not prohibited by law, and further obligate the Company to advance expenses incurred in defending any pending or threatened proceeding to any such person in advance of a final disposition of such matters, but only if the involved officer or director affirms a good faith belief of entitlement to indemnification and undertakes to repay such expenses if it is ultimately determined by a court that the person is not entitled to be indemnified. In connection with the continuing investigations by the staff of the SEC and the U.S. Department of Justice (“DOJ”) of certain former employees of the Company related to the Company’s past practice of making improper payments to purchasing managers of customers in Asia, Robert W. Philip, the Company’s former Chairman, President and Chief Executive Officer, and Gary Schnitzer, Executive Vice President of the Company, have requested advancement of expenses and have provided the required undertaking. During fiscal 2007, the Company advanced a total of $574,366 to Mr. Philip and $91,367 to Mr. Schnitzer for legal expenses in connection with the investigation. To date, the Company has advanced a total of $1,334,997 to Mr. Philip and $154,641 to Mr. Schnitzer for legal expenses incurred in connection with the investigation.

Thomas D. Klauer, Jr., President of the Company’s Auto Parts Business, is the sole shareholder of a corporation that is the 25% minority partner in a partnership with the Company that operates four Pick-N-Pull stores in Northern California. Mr. Klauer’s 25% share of the profits of this partnership totaled $1,413,243 in fiscal 2007. Mr. Klauer also owns the property at one of these stores, which is leased to the partnership under a lease providing for annual rent of $228,012, subject to annual adjustments based on the Consumer Price Index, and a term expiring in December 2010. The partnership has the option to renew the lease, upon its expiration, for a five-year period.

During fiscal 2007, the Company engaged in a series of transactions with EC Company (“EC”), an electrical contractor, in which EC provided goods or services to the Company’s Portland-based operations. Total charges by EC to the Company in fiscal 2007 were $146,000. Robert Ball, a director of the Company, is the Chairman of the Board of EC Company and a 27% shareholder of BSR Holding Company, of which EC is a wholly-owned subsidiary.

Gregory Schnitzer and Joshua Philip, each a member of the Schnitzer family, are employed by the Company. In fiscal 2007 Mr. Schnitzer received total compensation of approximately $207,000 and Mr. Philip received total compensation of approximately $133,000.

The Audit Committee charter requires the Audit Committee to review any transaction or proposed transaction with a related person, or in which a related person has a direct or indirect interest, and to determine whether to ratify or approve the transaction, with ratification or approval to occur only if the Audit Committee determines that the transaction is fair to the Company or that approval or ratification of the transaction is in the interest of the Company. The Audit Committee has reviewed and approved or ratified each of the forgoing transactions.

ELECTION OF DIRECTORS

The Board of Directors currently consists of 11 members divided into three classes pursuant to the Company’s 2006 Restated Articles of Incorporation and Restated Bylaws. One class of directors is elected each year for a three-year term. The term of Class I directors expires at the 2010 annual meeting; the term of Class II directors expires at the 2008 annual meeting; and the term of Class III directors expires at the 2009 annual meeting. In all cases, the terms of the directors will continue until their respective successors are duly elected and qualified.

Action will be taken at the 2008 annual meeting to elect four Class II directors to serve until the 2011 annual meeting of shareholders. The nominees for election are Jill Schnitzer Edelson, Judith A. Johansen, Mark L. Palmquist and Ralph R. Shaw. The Board has determined that Ms. Johansen and Messrs. Palmquist and Shaw qualify as independent directors under the Company’s Corporate Governance Guidelines, SEC rules and NASDAQ listing requirements. Proxies received from shareholders, unless directed otherwise, will be voted FOR the election of each of the four nominees. If any nominee is unable to stand for election, the persons named in the proxy will vote the proxy for a substitute nominee. All of the nominees are currently directors of the Company. The Company is not aware that any nominee is or will be unable to stand for reelection. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Abstentions and broker non-votes will have no effect on the results of the vote.

Set forth below is the name, age, position with the Company, present principal occupation or employment and five-year employment history of each of the nominees, as well as the Class I and Class III directors who are continuing to serve.

		Age as of
Name, Year First Became		January 30,
Director and Director Class	Business Experience	2008

Class II Director Nominees
Jill Schnitzer Edelson 2005	Director of the Company since July 2005. Ms. Edelson was a business development manager for Sarcos, Inc. from 1990 to 1992 and a consultant with Booz, Allen & Hamilton from 1985 to 1987.	44
Judith A. Johansen 2006	Director of the Company since January 2006. Ms. Johansen joined PacifiCorp, an electric utility, in December 2000 as Executive Vice President of Regulation and External Affairs and was President and Chief Executive Officer from December 2001 through March 2006. She was an Executive Director of ScottishPower plc until March 2006. Ms. Johansen is a director of Cascade BanCorp, IDACORP and Idaho Power, and Kaiser Permanente Foundation Hospitals and Health Plan.	49
Mark L. Palmquist 2006	Director of the Company since January 2006. Mr. Palmquist is chairman of the Company’s Compensation Committee. Mr. Palmquist has been Executive Vice President and Chief Operating Officer, AgBusiness, of CHS Inc., a large integrated agricultural company, since 2000. Mr. Palmquist joined CHS in 1979 and has held a series of management positions of increasing responsibility with CHS.	50
Ralph R. Shaw 1993	Director of the Company since September 1993. Mr. Shaw was Chairman of the Company’s Audit Committee until January 2007 and Compensation Committee until August 2007. Mr. Shaw is President of Shaw Management, Inc., a financial services and venture capital firm. He is a director of Rentrak Corporation and the Tax-Free Trust of Oregon.	69
Class III directors
Robert S. Ball 1993	Director of the Company since September 1993. From 1982 to 2005, Mr. Ball was a partner in the Portland, Oregon law firm Ball Janik LLP. In July 2005, he became Senior Counsel to Ball Janik LLP. He is now retired from the practice of law.	66
John D. Carter 2005	President and Chief Executive Officer of the Company since May 2005. From 2002 to May 2005, Mr. Carter was engaged in a consulting practice focused primarily on strategic planning in transportation and energy for national and international businesses, as well as owning other small business ventures. From 1982 to 2002, Mr. Carter served in a variety of senior management capacities at Bechtel Group, Inc., including Executive Vice President and Director, as well as President of Bechtel Enterprises, Inc., a wholly owned subsidiary, and other operating groups. He retired from Bechtel at the end of 2002. Prior to his Bechtel tenure, Mr. Carter was a partner in a San Francisco law firm. He is a director of Northwest Natural Gas Company, FLIR Systems, Inc., and Kuni Automotive.	61

		Age as of
Name, Year First Became		January 30,
Director and Director Class	Business Experience	2008

Kenneth M. Novack 1991	Director of the Company since 1991 and Chairman since May 2005. Mr. Novack was Chief Executive Officer of Schnitzer Investment Corp. (SIC) from January 2002 until January 2006, Chairman of the Board of SIC from 2004 to 2006, and President from 1991 until 2002. Mr. Novack served as Chairman of the Board of Liberty Shipping Group from 1991 until 2006 and Chairman of the Board of Lasco Shipping Co. from 2000 to 2003. Mr. Novack was an Executive Vice President of the Company from 1991 until 2003. He is a director of Genesis Financial Solutions, Inc.	62
Jean S. Reynolds 1993	Director of the Company since September 1993. Ms. Reynolds was previously a marketing and efficiency consultant.	59
Class I Directors
William A. Furman 1993	Director of the Company since September 1993. Mr. Furman is chairman of the Company’s Nominating and Corporate Governance Committee. Since 1981, he has been President, Chief Executive Officer and a director of The Greenbrier Companies of Portland, Oregon, a publicly held company engaged in manufacturing, marketing and leasing railcars and other equipment.	63
Scott Lewis 1998	Director of the Company since April 1998. Mr. Lewis is a graduate of Stanford Law School and is the founder and principal of Brightworks, a leading provider of organizational sustainability consulting and green building advisory services.	48
William D. Larsson 2006	Director of the Company since March 2006. Mr. Larsson is chairman of the Company’s Audit Committee. Since 2000, Mr. Larsson has been Senior Vice President and Chief Financial Officer of Precision Castparts Corp. of Portland, Oregon. Mr. Larsson joined Precision Castparts in 1980 as Vice President of Finance and became Vice President and Chief Financial Officer in 1993. Prior to that time he held various financial management positions with the Whiting Corporation, Wheelhorse Products Inc., and Ford Motor Company.	62

Jill Schnitzer Edelson, Scott Lewis, Kenneth M. Novack and Jean S. Reynolds are all members of the Schnitzer family. Ms. Edelson and Ms. Reynolds are first cousins; Mr. Lewis is the son of a first cousin of Ms. Edelson and Ms. Reynolds; and Mr. Novack is married to a first cousin of Ms. Edelson and Ms. Reynolds.

Corporate Governance

The Board of Directors has determined that Robert Ball, William Furman, Judith Johansen, William Larsson, Mark Palmquist and Ralph Shaw are “independent directors” as defined by the Company’s Corporate Governance Guidelines, SEC rules and NASDAQ listing requirements and has not determined that any other director qualifies as an independent director. Accordingly, a majority of the directors have been determined to be independent directors. The independent directors hold regularly scheduled meetings at which only independent directors are present.

The Company’s Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which has a written charter adopted by the Board of Directors, copies of which are posted on the Company’s website at www.schnitzersteel.com. The Board of Directors has also adopted Corporate Governance Guidelines which are posted on the Company’s website.

The independent directors serve on the following committees:

Board Committees
Nominating &
Director	Audit	Compensation	Corporate Governance

Mr. Ball	X		X
Mr. Furman		X	X (Chair)
Ms. Johansen	X	X
Mr. Larsson	X (Chair)
Mr. Palmquist		X (Chair)	X
Mr. Shaw	X	X	X

During fiscal 2007, the Board of Directors held seven meetings, the Audit Committee held 14 meetings, the Compensation Committee held eight meetings, and the Nominating and Corporate Governance Committee held four meetings. Each director attended at least 75% of the aggregate number of meetings of the Board and committees of the Board on which he or she served. The Company encourages all directors to attend each annual meeting of shareholders, and all directors then in office attended the 2007 Annual Meeting.

The principal functions of the Audit Committee are to oversee the accounting and financial reporting processes of the Company and the audits of its financial statements; to appoint, approve the compensation of, and oversee the independent auditors; to review and approve all audit and non-audit services performed by the independent auditors; to discuss the results of the audit with the independent auditors; and to review management’s assessment of the Company’s internal controls over financial reporting. The Board of Directors has determined that each member of the Audit Committee meets all additional independence and financial literacy requirements for Audit Committee membership under NASDAQ rules, and has determined that each of Mr. Shaw and Mr. Larsson is an “audit committee financial expert” as defined in regulations adopted by the SEC.

The Compensation Committee administers the Company’s 1993 Stock Incentive Plan (“SIP”) and other compensation programs and determines the compensation for executive officers of the Company.

The Nominating and Corporate Governance Committee identifies, selects and recommends individuals qualified to become Board members and develops and recommends corporate governance guidelines. The Nominating and Corporate Governance Committee’s charter provides that for so long as the Schnitzer Trust holds shares with a majority of the votes in the election of directors, the Committee will recommend for nomination as directors four qualified Schnitzer family representatives requested by the trustees of the Schnitzer Trust. Jill Schnitzer Edelson, Scott Lewis, Kenneth M. Novack and Jean S. Reynolds are the Schnitzer family representatives. The Committee will otherwise identify potential director candidates through a variety of means, including recommendations from members of the Committee or the Board, suggestions from Company management, and shareholder recommendations. The Committee also may, in its discretion, engage director search firms to identify candidates. Shareholders may recommend director candidates for consideration by the Nominating and Corporate Governance Committee by submitting a written recommendation to the Committee, c/o Richard C. Josephson, Secretary, Schnitzer Steel Industries, Inc., P.O. Box 10047, Portland, Oregon 97296-0047. The recommendation should include the candidate’s name, age, qualifications (including principal occupation and employment history), and written consent to be named as a nominee in the Company’s proxy statement and to serve as a director, if elected. In assessing potential candidates, the Committee considers the composition of the Board as a whole and the character, background and professional experience of each potential candidate. In its evaluation of potential candidates, the Committee applies the criteria set forth in the Company’s Corporate Governance Guidelines and considers the following factors: qualification as an “independent director;” character, integrity and mature judgment; accomplishments and reputation in the business community; knowledge of the Company’s industry or other industries relevant to the Company’s business; specific skills, such as financial expertise, needed by the Board; inquisitive and objective perspective; commitment and ability to devote time and effort to Board responsibilities; and diversity of viewpoints and experience. In considering recommendations regarding the re-nomination of incumbent directors, the Committee also takes into account the performance of such persons as directors, including the number of meetings attended and the level and quality of participation, as well as the value of continuity and knowledge of the Company gained through Board service. The Nominating and Corporate Governance Committee meets to discuss and consider the qualifications of each potential new director candidate, whether recommended by shareholders or identified by other means, and determines by majority vote whether to recommend such candidate to the Board of Directors. The final decision to either elect a candidate to fill a vacancy between Annual Meetings or include a candidate on the slate of nominees proposed at an Annual Meeting is made by the Board of Directors. The Nominating and Corporate Governance Committee also annually conducts a Board and director self-evaluation and reviews and shares the results with the Board.

Shareholders desiring to communicate directly with the Board of Directors, or with any individual director, may do so in writing addressed to the intended recipient or recipients c/o Richard C. Josephson, Secretary, Schnitzer Steel Industries, Inc., P.O. Box 10047, Portland, Oregon 97296-0047. All such communications will be reviewed and forwarded to the designated recipient or recipients in a timely manner.

Director Compensation

Directors who are not employees of the Company (other than Mr. Novack) receive an annual fee of $35,000 plus $1,200 for attending each Board meeting or committee meeting and are reimbursed for expenses incurred associated with attending Board and committee meetings. The Audit, Compensation, and Nominating and Corporate Governance Committee chairs receive an annual retainer of $5,000. Kenneth M. Novack, the chairman of the Board, receives $52,500 as his annual fee for the period from June 1, 2007 until May 31, 2008 and may receive additional deferred stock units (“DSUs”) as annually determined by the Compensation Committee.

In 2004, the directors began participation in the Company’s SIP, and in 2004 and 2005 non-employee directors received stock option grants. Commencing in August 2006, non-employee directors are awarded DSUs instead of stock options. One DSU gives the director the right to receive one share of Class A Common Stock at a future date. Annually, immediately following the annual meeting of shareholders (commencing with the 2007 annual meeting), each non- employee director will receive DSUs for a number of shares equal to $87,500 divided by the closing market price of the Class A Common Stock on the grant date. For the 2008 annual meeting grant, Mr. Novack will receive DSUs for a number of shares equal to $131,250 divided by the closing market price of the Class A Common Stock on the grant date. The DSUs will become fully vested on the day before the next annual meeting, subject to continued service on the Board. The DSUs will also become fully vested on the death or disability of a director or a change in control of the Company (as defined in the DSU award agreement). After the DSUs have become vested, directors will be credited with additional whole or fractional shares to reflect dividends that would have been paid on the stock subject to the DSUs.

The Company will issue Class A Common Stock to a director pursuant to vested DSUs in a lump sum in the January after the director ceases to be a director of the Company, subject to the right of the director to elect an installment payment program under the Company’s Deferred Compensation Plan for Non-Employee Directors.

Commencing August 31, 2006, non-employee directors may elect to defer all or part of their compensation under the Deferred Compensation Plan for Non-Employee Directors, which was adopted by the Board in 2006 under the SIP. Directors’ cash fees can be credited to a cash account or a stock account, as selected by the director. Payments from the cash account are paid in cash, and payments from the stock account are paid in Class A Common Stock. The cash account will be credited with quarterly interest equal to the average interest rate paid by the Company under its senior revolving credit agreement (or if there are no borrowings in a quarter, at the prime rate) plus 2%. The stock account will be credited with additional whole or partial shares reflecting dividends that would have been paid on the shares. Deferred amounts will be paid in a single payment or in equal annual installment payments for up to 15 years commencing in January following the date the director ceases to be a director. DSUs issued to non-employee directors will be credited to the directors’ stock accounts under the plan when the DSUs become vested, and the awards will be administered under the plan. A director may elect to receive stock under a DSU in equal annual installment payments for up to 15 years commencing in January following the date the director ceases to be a director.

The Company has entered into indemnity agreements with each director pursuant to which the Company agrees to indemnify such director in connection with any claims or proceedings involving the director by reason of serving as a director or officer of the Company, as provided in the agreement.

The following table sets forth certain information concerning compensation paid to non-employee directors during the fiscal year ended August 31, 2007.

	Fees Earned or	Stock	Option
Name	Paid in Cash ($)(1)	Awards ($)(2)	Awards ($)(3)	Total ($)

Robert Ball	59,000	102,083	22,078	183,161
Jill Schnitzer Edelson	43,400	102,083	—	145,483
William A. Furman	68,800	102,083	22,078	192,961
Judith A. Johansen	66,200	102,083	—	168,283
William D. Larsson	61,550	102,083	—	163,633
Scott Lewis	42,200	102,083	22,078	166,361
Kenneth M. Novack	60,900	153,125	80,804	294,829
Mark L. Palmquist	56,888	102,083	—	158,971
Jean S. Reynolds	43,400	102,083	22,078	167,561
Ralph R. Shaw	79,412	102,083	22,078	203,573

(1)	Includes amounts deferred at the election of a director under the Deferred Compensation Plan for Non-Employee Directors.

(2)	Represents the amount of compensation expense recognized under FAS 123(R) in fiscal 2007 with respect to DSUs granted in fiscal 2007 and the prior year. Compensation expense for DSUs is equal to the grant date fair value of the award, which is the value of the underlying shares based on the closing market price of the Company’s Class A Common Stock on the grant date, and is recognized ratably over the vesting period. On January 31, 2007, the date of the Company’s 2007 Annual Meeting, each director was automatically granted DSUs for 2,273 shares (3,409 shares for Mr. Novack). The grant date fair value of this DSU grant to each director was $87,500 ($131,250 for Mr. Novack), or $38.50 per share, which was equal to the closing market price of the Company’s Class A Common Stock on the grant date. In order to move from a cycle of granting non-employee directors equity awards each year in June to a cycle of granting the awards in January at the time of annual meeting, on January 31, 2007, the Company granted a one-time award of DSUs to each non-employee director, effective as of August 31, 2006. Each director was granted DSUs for 1,378 shares (2,067 shares for Mr. Novack). The grant date fair value of this DSU grant to each director was $43,750 ($65,625 for Mr. Novack), or $31.75 per share, which was equal to the closing market price of the Company’s Class A Common Stock on the grant date. The special grant on August 31, 2006 vested on January 31, 2007 (immediately before the 2007 annual meeting). The regular grants vest on January 31, 2008 (immediately before the 2008 annual meeting). At August 31, 2007 each director held unvested DSUs for 2,273 shares (3,409 shares for Mr. Novack).

(3)	Represents the amount of compensation expense recognized under FAS 123(R) in fiscal 2007 with respect to options granted in fiscal 2005 and prior years, disregarding estimated forfeitures. Compensation expense is equal to the grant date fair value of the options estimated using the Black-Scholes option pricing model, and is recognized ratably over the five-year vesting period. The assumptions made in determining the grant date fair values of options under FAS 123R are disclosed in Note 13 of Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended August 31, 2007. At August 31, 2007, directors held outstanding options to purchase the following number of shares of Class A Common Stock: 9,000 each by Messrs. Ball, Furman, Lewis and Shaw and Ms. Reynolds and 30,250 by Mr. Novack.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Committee (the “Committee”) of the Board is responsible for:

•	Developing and making recommendations to the Board with respect to the Company’s compensation policies and programs;

•	Determining the levels of all compensation to be paid to our Chief Executive Officer (the “CEO”) and other executive officers (including annual base salary and incentive compensation, equity incentives and benefit plans); and

•	Granting stock options, performance shares, restricted stock units (“RSUs”), and other awards under and administering the Company’s SIP.

The Committee cannot delegate this authority. The Committee regularly reports its activities to the Board.

The Committee is comprised of four directors, each of whom has been determined by the Board to be independent under the Company’s Corporate Governance guidelines and applicable SEC and NASDAQ rules. Currently, the members of the Committee are William A. Furman, Judith A. Johansen, Mark L. Palmquist and Ralph R. Shaw. Mr. Shaw served as chair of the Committee until August 9, 2007, when Mr. Palmquist became chair. The Committee operates pursuant to a written charter (available on the Company’s website at http://media.corporate-ir.net/media — files/irol/87/87090/ CompCommitteeCharter.pdf) which the Committee reviews on an annual basis and is approved by the Board. The Committee meets at least quarterly and more frequently as circumstances require.

Compensation Philosophy

The objective of our executive compensation program is to ensure that we attract, retain, and motivate qualified executives to perform in the best long-term interests of the Company and its shareholders. More specifically, the underpinning of our compensation philosophy is to:

•	Promote creation of shareholder value;

•	Attract and retain qualified high performing executives;

•	Be competitive in the market for talent; and

•	Motivate high levels of performance.

Our compensation program emphasizes delivering compensation at a competitive market level which will allow us to reward superior performance with appropriately superior compensation, and allow executives who demonstrate consistent performance over a multi-year period to earn compensation above the executive’s annual target when the Company achieves above-targeted long-term performance and, conversely, to provide less than the annual target compensation when performance does not meet expectations. Our executive compensation program is designed to have sufficient flexibility to facilitate the achievement of the goals for each of our business units, but to do so within the overall objectives for performance of the Company as a whole. Individual executive compensation may be above or below the annual target level based on the individual’s contribution to the organization, experience and expertise, unique skills, and other relevant factors.

The Executive Compensation Process

Use of Compensation Consultants.  The Committee has authority to retain compensation consulting firms to assist it in the evaluation of executive officer and employee compensation and benefit programs. The Committee directly retained Mercer Human Resources Consulting, Inc. (“Mercer”) as its compensation consultants for fiscal year 2007.

Mercer did not perform any services for management in fiscal 2007.

In fiscal 2007, Mercer performed, among others, the following services for the Committee:

•	Reviewed management’s proposed fiscal 2007 annual incentive programs and provided comments for the Committee’s consideration;

•	Provided market information for selected executive positions;

•	Reviewed the proposed base salary increase and long-term incentive award for the CEO against the competitive market;

•	Reviewed management’s aggregate Long Term Incentive Plan (“LTIP”) award proposal from an economic dilution perspective; and

•	Developed a peer group for executive compensation and dilution purposes for the Committee’s consideration.

The Company retains Towers Perrin as its separate compensation consultant to advise management and provide input to the Committee. During fiscal year 2007 Towers Perrin assisted management with the following matters:

•	Design of annual incentive programs for fiscal 2007;

•	Design of LTIP performance share component for fiscal 2007;

•	Development of tally sheets for top executives for use by the Committee;

•	Review of equity award forfeiture provisions;

•	Review of the Company’s executive compensation philosophy;

•	Review of change-in-control practices; and

•	Review of proposed fiscal 2007 grants under the LTIP.

The Committee’s and management’s consultants provide information and data to the Committee from their surveys and proprietary data bases and other sources which the Committee utilizes along with information provided by management and from other sources. In making its decisions, the Committee also draws on expertise and information from within the Company, including from the human resources, legal and finance groups. The Committee considers executive and director compensation matters at its quarterly meetings and at special meetings as needed based on the Company’s annual compensation schedule. In making its compensation decisions, the Committee reviews tally sheets that summarize all components of compensation and benefits payable to each executive officer, including realized compensation and benefits and potential compensation and benefits that might be realized under various scenarios.

CEO’s Role in the Compensation-Setting Process.  The CEO, with the assistance of Towers Perrin, analyzes survey data and makes recommendations to the Committee regarding compensation for the executive officers. The CEO participates in Committee meetings at the Committee’s request to provide background information regarding the Company’s strategic objectives and his evaluation of the performance of and compensation recommendations for the other executive officers. With respect to his own compensation, the CEO responds to requests from the Committee. The Chair of the Committee recommends the CEO’s compensation to the Committee in executive session, not attended by the CEO.

Annual Evaluation.  The Committee annually evaluates the performance of the executive officers and, in executive session with respect to the CEO, determines their annual incentive bonuses for the prior fiscal year, establishes their performance objectives for the current fiscal year, reviews and, if appropriate, adjusts their base salaries, and considers and approves LTIP grants.

Performance Objectives.  The Committee establishes performance objectives for each fiscal year based, in part, on an active dialogue with the CEO and COO regarding strategic objectives and performance targets. The Committee evaluates the appropriateness of the financial measures used in incentive plans and the degree of difficulty in achieving specific performance targets.

Benchmarking.  The Committee does not believe that it is appropriate to establish compensation levels primarily based on benchmarking, although the Committee believes that information regarding pay practices at peer companies is useful in two respects. First, the Committee recognizes that the Company’s compensation practices must be competitive in the marketplace, and benchmarking provides a framework for assessing competitiveness. Second, this marketplace information is one of the many factors that the Committee considers in assessing the reasonableness of compensation. Although the Committee considers compensation levels for executive officers of other companies, it does not mechanically apply the data but rather engages in a rigorous review and weighing of the competitive information with other Company and individual performance factors in making its compensation determinations.

Because the Company has no direct market peers, determination of market comparisons and establishment of performance targets requires review of companies in the steel, metals recycling, and auto parts businesses, as well as broader industrial and financial markets from which we attract executive talent. In addition, the Company seeks specialized and top caliber executives from the broad national and international business executive pools. Proxy data from relevant companies, as well as input from both management’s and the Committee’s compensation consultants, is utilized. The Committee considers competitive practices in its decision-making, but also places significant emphasis on the Company’s specific strategy, financial situation, and performance in the ultimate compensation decisions. The analysis does not focus solely on a specific peer group and includes companies in the broader national and international business sector. While total compensation is periodically compared to the competitive market, in setting base compensation the Committee does not target a specific level (such as median) but rather determines the general level of reasonableness.

For fiscal 2007, the Committee reviewed data from Mercer’s 2006 and 2007 US Benchmark Database Executive Surveys and a peer group analysis based on Towers Perrin’s 2006 Long-Term Incentive Plan Report to provide competitive market information for executive officer positions. In addition, with respect to the CEO’s total cash compensation, the Committee used data from the following compensation peer group prepared by Mercer, which represented a refinement of Towers Perrin’s peer group: Reliance Steel & Aluminum Co., AK Steel Holding Corp, Ryerson Inc., Allegheny Technologies Inc., Steel Dynamics Inc., Metal Management Inc., Quanex Corp, Carpenter Technology Corp., Wheeling Pittsburgh Corp, Century Aluminum Co., Titanium Metals Corp. and LKQ. Because, as noted above, the Company has no direct market peers, companies were selected from among its competitors and other similar companies in each of its business segments in forming the peer group.

Elements of Compensation

The Company’s compensation program consists of the following:

•	Base Salary

•	Annual Incentive Programs (variable)

•	Long-Term Incentive Program (variable)

•	Stock Options and Restricted Stock Units

•	Performance Shares

•	Executive Benefits

•	Retirement Benefits

•	Health Benefits

•	Other Benefits

Purpose of Each Component.

The portion of total compensation delivered in the form of base salary and benefits is intended to provide a competitive foundation and fixed rate of pay for the work being performed and associated level of responsibility commensurate with each executive’s position, role, and contributions to the Company. Base salary is used as the basis for establishing target payouts under the annual incentive programs. A substantial portion of the compensation opportunity beyond base salary is at risk and must be earned based upon achievement of annual and long-term performance goals, which represent performance expectations of the Board and management. The annual incentive programs are designed to drive the achievement of annual goals such as operating goals, financial goals, and individual performance goals and take into account operating unit (division) performance, Company performance, and individual performance. In setting target compensation, the Committee focuses on total compensation opportunity for the executive and not on a specific percentage of total compensation for any particular element.

The LTIP, which is established under the Company’s SIP and presently consists of stock options, RSUs and performance shares, is designed to focus executives on long-term shareholder value creation. Stock options and RSUs focus on and reward absolute share price appreciation over the long-term, while the performance shares focus on achieving key strategic goals that impact long-term success. The proportion of compensation designed to be delivered in base salary versus variable pay depends on the executive’s position and the opportunity for that position to influence outcomes and the relative levels of compensation are based on differences in the levels and scope of responsibilities of the executive officers.

Details of Each Component of Compensation.

  Base Salary.  Base salaries paid to executives are intended to attract and retain highly talented individuals. The Committee reviews executive officer salaries on an annual basis, and base salary revisions generally become effective in the spring of each year. For purposes of determining the executive officers’ base salaries effective in April 2007, the Committee considered the Company’s operating and financial results, individual performance, the extent to which individual and corporate goals had been achieved, the metals recycling, auto parts, and steel manufacturing industries in general, and economic conditions. Effective in August 2007, the Committee exercised its discretion to further increase the CEO’s and the COO’s base salaries following the Committee’s evaluation of the Company’s and each of the CEO’s and the COO’s exceptional performance and review of published market surveys and peer group data.

     Annual Incentive Programs.  The Committee approves annual performance-based compensation under the employment agreements with the CEO and COO and, for the other executive officers, under the Annual Incentive Compensation Plan adopted in fiscal 2007 (“AICP”). A target bonus, expressed as a percentage of either base salary as of the end of the fiscal year or base salary and certain other regular compensation paid during the fiscal year, is established for each executive officer. Fiscal 2007 target bonus percentages for the CEO and the COO were established in November 2006. For other executive officers, the Committee annually reviews the target bonus percentages and approves any adjustments, which generally take effect immediately and apply to bonuses payable for the current fiscal year.

     Annual Bonus Plan for CEO and COO.  The employment agreements between the Company and each of the CEO and the COO provide for annual cash bonuses for fiscal 2007, 2008, and 2009 under bonus programs developed by the Committee, with bonuses payable based on Company financial performance and achievement of management objectives established by the Committee at the beginning of each fiscal year. These agreements were negotiated in connection with the Company’s hiring of the CEO and the COO, which occurred at a time when the Company was facing significant turnover in its senior management, including the virtually simultaneous resignation of the former chief executive officer and retirement of the former chief financial officer, and an ongoing unresolved investigation by the DOJ and the SEC, and when the Company was in the midst of negotiating the separation and termination of the major joint ventures in its Metals Recycling Business. Because of the nature and scope of the issues facing the Company and the Board’s expectations for the CEO and the COO, the employment agreements created a bonus program with a different focus and different components from the Company’s then-existing EVA bonus plan, which was focused on divisional rather than overall Company performance and did not accommodate incentive compensation based on individual goals and performance. Even following the replacement of the EVA bonus plan with the AICP, it was the Committee’s judgment that the bonus program under the employment agreements provided a more appropriate framework for incentive compensation for the CEO and the COO given the continuing expectations with respect to their performance and the ongoing transformation of the Company.

The annual bonus plan approved by the Committee for the CEO and the COO for fiscal 2007 consisted of two parts: a bonus based on achievement of Company financial performance targets and a bonus based on achievement of management objectives. The total target bonus under both components was 100% of the executive officer’s base salary as of August 31, 2007, with half of the total target bonus allocated to each part. Overall, the Committee considered a variety of factors in assessing the CEO’s and the COO’s performance under the plan, including the Company’s financial results and stock price performance, the progress made in addressing the Company’s infrastructure shortcomings, the success in identifying, executing and integrating acquisitions and the level of achievement of each of the management objectives established by the Committee for the plan.

For the financial performance part of the bonus plan, the Committee utilized two objective performance targets relating to the Company. For each participant, half of this part of the bonus was based on the increase in the Company’s reported earnings per share (“EPS”) for fiscal 2007 as compared to an adjusted amount for fiscal 2006 ($3.97, reflecting the elimination of two large nonrecurring items — the $34 million gain on the separation and termination of the Company’s joint ventures with Hugo Neu Corporation and the $15 million of fines and disgorgement paid in connection with the settlement of the DOJ and SEC investigation), with a .5x payout at the threshold performance level, a 1x payout at the target performance level, and a 2x payout at the stretch performance level. The other half of this part of the bonus was based on the Company’s return on capital employed (“ROCE”) in fiscal year 2007, with a .5x payout at the threshold performance level, a 1x payout at the target performance level, and a 2x payout at the stretch performance level. While the Committee established targets for each component of this part of the bonus totaling $418,750 for the CEO and $324,367.50 for the COO, there were no minimum performance levels of increase in EPS or ROCE required for a payout, and the maximum amount payable to each participant under this component (designed to be qualified as performance based compensation under 162 (m) of the Internal Revenue Code (the “Code”) under the Executive Annual Bonus Plan (“EABP”) approved by shareholders in 2005) was $2,500,000 per year. The amounts awarded for this part of the bonus plan are listed in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. The Committee established the specific performance targets for EPS growth and ROCE based on the Company’s budget for fiscal 2007, with the expectation that the probability of achieving the threshold performance level was 90%, the target performance level was 60% and the stretch performance level was 30%. The Company has determined that disclosing the specific performance targets under its incentive programs would cause competitive harm and has therefore elected not to disclose the targets.

The second part of the annual bonus plan was based on the achievement of management objectives established by the Committee, consisting of subjective non-financial goals in the areas of business strategy, procurement efficiencies, executive succession planning and performance review processes, safety and compliance programs. Although target bonus amounts were established for this part of the plan, there were no threshold, stretch, minimum or maximum amounts. Following the end of fiscal 2007, the Committee evaluated the performance of the CEO and the COO against the management objectives, determined that all objectives had been met and exercised its discretion to pay an additional amount in light of the Committee’s determination of the CEO’s and the COO’s superior performance in meeting the Company’s various financial and strategic objectives. The amounts awarded for this part of the plan are listed in the Bonus column of the Summary Compensation Table.

In making its awards, the Committee determined that the achievement by the CEO and the COO of their management objectives and other performance measures, including a number of organizational changes, personnel changes, implementation of operating policies and procedures, and merger and acquisition objectives, directly influenced the Company’s financial performance. The Committee concluded that the achievement of the management objectives, as well as the Company’s overall exceptional financial performance for the fiscal year, the resulting value to shareholders as reflected by, among other things, the increase in the Company’s stock price during fiscal 2007, and the continued transformation of the Company, supported the total amounts awarded under the bonus plan. To continue to build alignment between the incentive programs and shareholder value, the Committee, with the agreement of the CEO and the COO, awarded a portion of the bonuses, which were otherwise payable in cash, in Company Class A Common Stock. See note 2 to Summary Compensation Table.

     AICP for Other Executive Officers.  In March 2007, the Committee approved the AICP and established metrics and goals under the plan for fiscal 2007 for the Company’s executive officers (other than the CEO and the COO). Target bonuses based on a percentage of actual base salary and certain other regular compensation paid during the fiscal year were established for each executive officer, with such target bonus percentages established at 80% for Mr. Hamaker, 75% for the CFO and 60% for Mr. Schnitzer. The Committee established a series of performance targets based on economic profit (net operating profit after taxes minus divisional capital charge) for each of the Company’s operating divisions (weighted at 70%), the Company’s growth in EPS as compared to the adjusted 2006 EPS of $3.97 (weighted at 15%) and the achievement of subjective individual goals (focused on management objectives, organizational initiatives and operational improvements, among others) (weighted at 15%), corresponding to award payouts at threshold of .5x, at target of 1x and at stretch of 2x of the weighted portions of the target awards for economic profit and EPS growth. Bonuses for achievement of individual performance goals, which were developed by each executive officer and approved by the CEO and the COO, were assigned a 1x payout of the weighted portion of the target award but were subject to increase based on the level of achievement of the economic profit and EPS growth targets and discretionary reallocation by the Committee of bonus amounts of participants who did not meet their individual goals. Payouts for economic profit or EPS growth performance below the threshold level and additional payouts for economic profit or EPS growth above the stretch level were at the discretion of the Committee, taking into account the recommendation of management and guided by results using a linear calculation. The Committee also had discretion to adjust fiscal year earnings and economic profit to appropriately reflect non-recurring or extraordinary items. Awards under the AICP are paid in cash following the end of the fiscal year. A participant generally must be employed by the Company on the payment date to receive an award payout, although adjusted awards will be paid if employment terminates earlier on account of death, disability, retirement, or involuntary termination without cause.

For fiscal 2007, the average growth in EPS performance levels were the same as those established for the CEO and the COO, but EPS was subject to adjustment by the Committee to account for significant extraordinary or non-recurring items. For Mr. Hamaker and Mr. Schnitzer, the economic profit performance measure was based on the performance of the Metals Recycling Business, and for the CFO, the economic profit performance measure was based on the weighted average economic profit of all three of the operating divisions. The Committee established the specific performance targets for increases in EPS and economic profit based on the Company’s budget for fiscal 2007, with the expectation that the probability of achieving the threshold performance level was 90%, the target performance level was 60% and the stretch performance level was 30%.

As a result of the Company’s EPS growth and divisional economic profit performance in fiscal 2007, the CFO received a 2.37x payout and Mr. Hamaker and Mr. Schnitzer each received a 3x payout on this portion of the AICP. See the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. In approving these bonus payout levels, the Committee exercised its discretion to adjust economic profit and EPS to eliminate certain large non-recurring, unusual or unbudgeted items so that the bonuses awarded more accurately reflected the operational financial performance of the Company and the basis on which the performance target levels were established. The fiscal 2007 economic profit of the Metals Recycling Business without any adjustments substantially exceeded the 2x payout stretch performance level and, on a linear extension of the payout scale, would have generated a payout percentage in excess of a 3x multiple. The Committee exercised its discretion to reward this performance in excess of the stretch performance level with a 3x payout percentage, which directly benefited Mr. Hamaker and Mr. Schnitzer and indirectly benefited the CFO. The Committee concluded that the achievement of the economic profit goals and the EPS goals at the 3x level was correlated to the similar performance level on the individual goals. For the CFO, the economic profit component of the AICP was based on a weighted average of the payout percentages of the three divisions, consisting of 3x for the Metals Recycling Business, 1.08x for the Steel Manufacturing Business and .65x for the Auto Parts Business after adjustments, resulting in a weighted average payout percentage of 2.23x. Under the EPS growth component, which represented 15% of the target bonus for each of these three officers, EPS for fiscal 2007 after adjustments exceeded the 2x payout stretch performance level and, on a linear extension of the payout scale, would have generated a payout percentage in excess of a 3x multiple. The Committee exercised its discretion to reward this performance in excess of the stretch performance level with a 3x payout percentage.

The Committee determined that each of the CFO, Mr. Hamaker, and Mr. Schnitzer achieved his subjective individual goals and exercised its discretion to increase the individual goal payouts from 1x to the weighted average percentage payout under the financial performance component. The Committee concluded that the individual goals were met at the same level as the divisional economic profit and EPS goals, as they were key to supporting the achievement level of the financial results. Accordingly, the CFO received a 2.37x payout on this portion of the AICP and Mr. Hamaker and Mr. Schnitzer each received a 3x payout on this portion of the AICP. See the Bonus column in the Summary Compensation Table.

  Frozen EVA Bonus Plans.  In connection with the adoption of the AICP, the Committee approved the termination of the Company’s Economic Value Added Bonus Plans (“EVA Plans”) effective as of the beginning of fiscal year 2007, and no bonuses were declared or paid under the EVA Plans for fiscal 2007. Bonus banks of participants under the EVA Plans as of September 1, 2006 were frozen, and a participant’s bonus bank was or will be paid out to the extent of 1/3 of the balance at the end of each of fiscal 2007, 2008, and 2009 at the same time as payouts under the AICP, subject to the participant’s continued employment through the applicable payment date. In the event of a participant’s death, disability, retirement, or involuntary termination without cause (as such terms are defined in the applicable EVA Plan), the entire balance in the participant’s bonus bank will be paid on employment termination as provided in the applicable EVA Plan. The balance in a participant’s bonus bank is forfeited upon a participant’s voluntary resignation or termination with cause as provided in the applicable EVA Plan. See the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. The CEO and the COO did not participate in the EVA Plans.

  Long Term Incentive Program.  Since 2005, the Company’s LTIP has consisted of two components: stock options or RSUs (time-vested awards) and performance shares. Annual LTIP award values are split equally between the two components, with the number of RSUs and the target number of performance shares calculated based on the closing market price of our stock on the determination date, and the number of stock options calculated based on the Black-Scholes value of the options on the determination date. The Company’s practice for the last two years has been to determine annual LTIP award levels in the fourth fiscal quarter of each year and make the awards under the option or RSU component at that time, with the awards under the performance share component delayed until the first quarter of the next fiscal year after performance goals for the ensuing three-year performance cycle have been determined. LTIP awards are made pursuant to the Company’s Policy on Employee Equity Awards, which was adopted by the Board in April 2007 and sets forth the process for granting equity awards. LTIP awards to executive officers are generally made based on grant guidelines expressed as a percentage of salary. In making the initial LTIP awards under the current two-component structure in November 2005, Mercer identified benchmark positions and corresponding annual award levels for each participant. Where benchmark positions could not be identified, management made a recommendation regarding the award levels. For subsequent awards, Mercer reviewed and updated the guidelines for the Committee, and Towers Perrin validated this information for management. Mercer also tested the aggregate award levels for dilution and net income impact in determining the reasonableness of the proposed awards. For the LTIP award levels approved in the fourth quarter of both fiscal 2006 and fiscal 2007, the grant level for the CEO and the COO was 200% of base salary, and the grant level for the other named executive officers ranged from 87.5% to 100% of base salary. The CEO and the COO also received supplemental LTIP awards of 100% of base salary in 2006 and 50% of base salary in 2007 based on their performance and the continued transformation of the Company. For the RSUs and performance shares awarded in November 2006, the number of shares granted was based on the market value of the underlying shares on June 22, 2006. The RSUs granted in November 2006 were granted in exchange for the options granted in July 2006 as discussed under “Stock Options and RSUs” immediately below. In August 2007, the Committee determined that the time-vested component of the 2007 LTIP awards would be in the form of RSUs, and the number of RSUs was based on the market value of the underlying common stock on August 9, 2007.

     Stock Options and RSUs.  Until fiscal 2006, the stock option program was the Company’s principal long-term incentive plan for executive officers. The objectives of stock options are to align executive and shareholder long-term interests by creating a strong and direct link between executive compensation and shareholder return and to create incentives for executives to remain with the Company for the long term. Options have been awarded with an exercise price equal to the market price of Common Stock on the grant date, vest over five years, and typically have a term of 10 years.

To increase the equity ownership of senior management, in July 2006 the Committee gave option holders the opportunity to exchange options granted in July 2006 (“Eligible Options”) for RSUs having substantially equivalent value as the options and with forfeiture provisions matching the option vesting schedule. In October 2006, the Company gave all employees the opportunity to exchange their Eligible Options for RSUs, based on an exchange ratio of one RSU for two shares of common stock underlying an Eligible Option. An RSU gives the holder the right to receive one share of common stock on the vesting of the RSU. During fiscal year 2007, each of the named executive officers (other than Mr. Schnitzer) elected to exchange Eligible Options for RSUs.

In August 2007, the Committee considered the costs and results of the 2006 option exchange and concluded that it was desirable to continue to increase executive and employee stock ownership and, for the 2007 LTIP award, granted RSUs instead of stock options to executive officers and other key employees.

     Performance Shares.  Beginning in fiscal 2006, the Company broadened its equity compensation program to include performance-based long-term incentive awards payable in the Company’s common stock. These performance share awards are designed to focus executives on the achievement of long-term objective Company performance goals established by the Committee and vest only to the extent those performance goals are met. Since fiscal 2006, the Committee has made annual awards covering future three-year performance periods.

For the awards granted in fiscal 2007, the Committee established a series of performance targets based on the Company’s average growth in EPS for the fiscal years 2007-2009 (weighted at 50%) and the Company’s average ROCE for the three years of the performance period (weighted at 50%), corresponding to award payouts ranging from threshold at .5x to target at 1x and a maximum at 2x of the weighted portions of the target awards at the stretch goals. The Committee established the specific performance targets for EPS growth and ROCE based on a variety of factors, including the Company’s budget for fiscal 2007, market outlook and historical performance, with the expectation that the probability of achieving the threshold performance level was 90%, the target performance level was 60% and the stretch performance level was 30%. A participant generally must be employed by the Company on the October 31 following the end of the performance period to receive an award payout, although adjusted awards will be paid if employment terminates earlier on account of death, disability, retirement, termination without cause after the first year of the performance period, or a sale of the Company. Awards will be paid in Class A Common Stock as soon as practicable after the October 31 following the end of the performance period. See the “Estimated Future Payouts Under Equity Incentive Plan Awards column in the Grants of Plan-Based Awards in Fiscal 2007” table.

  Executive Benefits.  Our executive benefits are intended, along with base salary, to provide a competitive fixed pay foundation for the work being performed by the executive. Executive officers are eligible to participate in benefit plans available to non-executive employees and to receive additional benefits as described below as part of the compensation package the Company believes is necessary to attract the desired level of executive talent.

     Retirement Plans.  The Company maintains a 401(k) Plan and a Pension Retirement Plan (the “Pension Plan”) for its employees, including executive officers. The Pension Plan was “frozen” as of June 30, 2006, and no additional benefits will be accrued for participants after that date. The Company also maintains a Supplemental Executive Retirement Bonus Plan (“SERBP”) for certain executives, including some of the named executive officers. See “Pension Benefits at Fiscal 2007 Year End” for descriptions of the Pension Plan and the SERBP and information regarding benefits payable to the named executive officers under the Pension Retirement Plan and the SERBP.

     Other Benefits.  Executive officers receive a monthly automobile allowance and use of a Company-provided credit card for fuel purchases. Both amounts are taxable to the executive as compensation income. Certain executive officers (including each named executive officer) also participate in a supplemental executive medical benefits plan which provides full coverage of certain medical and dental expenses (including deductibles and co-payments) not covered by the Company’s basic medical and dental plans.

Employment Agreements.  The Company has entered into employment agreements with the CEO and the COO. Each employment agreement governs the terms and conditions of employment through August 31, 2009; provides for annual salary review and increase by the Committee; and provides for annual cash bonuses through fiscal 2009 under bonus programs developed by the Committee, with bonuses payable based on Company financial performance and the achievement of management objectives as determined by the Committee at the beginning of each fiscal year. The agreements provide that the target bonus shall be equal to base salary, but the actual amount of the bonuses may be higher or lower than these amounts. The employment agreements further provide for the payment of benefits upon termination by the Company without “cause” or by the executive for “good reason” (each as defined in the agreement) before September 1, 2009, but not in connection with a change in control of the Company. In such event, the executive would be entitled to receive a lump sum payment equal to (i) two times annual base salary, (ii) two times target annual bonus and (iii) a pro rata portion of target bonus for the fiscal year in which the termination occurs (based on the portion of the year worked). In addition, the vesting of all options to purchase Company stock, all performance share awards, and all restricted stock then held by the executive would be immediately accelerated in full. If any payments received by the executive in connection with the termination by the Company without “cause” or by the executive for “good reason” would be subject to any “excise tax” on excess parachute payments, the Company will make an additional payment to the executive such that the executive will receive net benefits as if no such tax were payable.

The Company has entered into an employment letter with Mr. Hamaker for a three-year term ending on September 6, 2008. Pursuant to the employment letter, in fiscal 2007, the Company paid Mr. Hamaker a bonus which was equal to his EVA bonus bank with his former employer. See Bonus column in the Summary Compensation Table. Also pursuant to the employment letter, in June 2007, the Company granted Mr. Hamaker RSUs for 26,667 shares, which vested or will vest 25% in June 2007, 25% in June 2008 and 50% in June 2009, subject to continued employment and, in the case of the final 50% of the shares, to performance metrics approved by the Committee. The Committee established a series of performance targets for the two four-fiscal quarter periods in the performance period from June 1, 2007 to May 31, 2009 based on the Company’s average growth in EPS (weighted at 50%) and the Company’s average ROCE (weighted at 50%), corresponding to award payouts. The average growth in EPS performance levels provided for a 25% payout at threshold, a 62.5% payout at target and a 100% payout at stretch. The average ROCE performance levels provided for a 25% payout at threshold, a 62.5% payout at target and a 100% payout at stretch. The maximum number of shares issuable under the performance metrics is 13,334. If Mr. Hamaker’s employment is terminated (other than for cause) he will be eligible for the following severance payments so long as he does not accept employment with a competitor to the Company during the full year he is receiving compensation from the Company: (i) one full year of compensation at his then-current base salary, (ii) one full year of an average of his Company EVA bonus for the prior three years, and (iii) medical, dental, and vision coverage at his then-current enrollment through the end of that calendar year.

Additional details and specific terms of the severance provisions in the employment agreements are set forth under “Potential Payments upon Termination or Change in Control” below.

Change in Control Agreements.  The Company has entered into change in control agreements with the CEO and the COO. These benefits are intended to diminish the distraction that the executives would face by virtue of the personal uncertainties created by a pending or threatened change in control and to assure that the Company will continue to have each executive’s full dedication and services at all times. The agreements generally provide for the payment, upon termination of the executive’s employment by the Company without “cause” or by the executive for “good reason” within two years following a “change in control” of the Company (as such terms are defined in the agreement), of a lump sum amount equal to three times the sum of the executive’s annual salary and target bonus and also provide up to three-years’ continuation of life, accident, and health insurance benefits. In addition, the vesting of all options to purchase Company common stock, all performance share awards, and all restricted stock then held by the executive would be immediately accelerated in full. If any payments are subject to the excise tax on excess parachute payments, the Company will make an additional payment to the executive such that the executive will receive net benefits as if no excise tax were payable. If such additional payments are required, the Company will not be able to deduct such additional payments for federal income tax purposes and also will be denied such a deduction for most of the other payments made pursuant to the agreement and its other plans and policies. The executive is obligated under the agreement to remain in the employ of the Company for a period of 60 days following a “potential change in control” (as defined in the agreements). See “Potential Payments upon Termination or Change in Control” below.

Indemnity Agreements.  The Company has entered into indemnity agreements with each named executive officer pursuant to which the Company agrees to indemnify such officer in connection with claims or proceedings involving the officer (by reason of serving as a director or officer of the Company or its subsidiaries), as provided in the agreement.

Tax Deductibility of Executive Compensation

Section 162(m) of the “Code” generally limits to $1,000,000 per person the amount that the Company may deduct for compensation paid in any year to any of the named executive officers (other than the CFO, whose pay is excluded pursuant to Internal Revenue Service Notice 2007-49). The policy of the Committee is to structure executive compensation to maximize the deductibility of compensation where feasible consistent with the Company’s overall compensation objectives. The Committee has structured some of its compensation programs to qualify as performance-based compensation not subject to the $1,000,000 cap on deductibility. Other compensation programs may not qualify as performance-based compensation under Section 162(m) because they involve individual or non-objective performance measures or the Committee retains discretion in applying the performance criteria. The LTIP performance share awards granted by the Company in fiscal 2007 are intended to qualify as performance-based compensation not subject to the $1,000,000 cap on deductibility. Under IRS regulations, the $1,000,000 cap on deductibility will not apply to compensation received through the exercise of a nonqualified stock option that meets certain requirements. It is the Company’s current policy when granting options to meet the requirements of Section 162(m) so that the option exercise compensation is deductible by the Company. To address future deductibility of bonus compensation under Section 162(m), the Board adopted, and the shareholders approved in 2005, the EABP pursuant to which bonus compensation may qualify as performance-based compensation not subject to the $1,000,000 cap on deductibility.

The portion of the annual incentive compensation bonuses paid for fiscal 2007 to the CEO and the COO based on objective performance criteria was made pursuant to the EABP and was intended to qualify as performance-based compensation. The portion of the annual incentive compensation bonuses paid to the CEO and the COO based on other performance criteria and the AICP bonuses paid to the other named executive officers did not qualify as performance-based compensation under Section 162(m), with the result that a portion of the compensation paid to the CEO, the COO, Mr. Hamaker and Mr. Schnitzer for fiscal 2007 will not be deductible by the Company.

Compensation Committee Report

The Compensation Committee has:

•	Reviewed and discussed the above section titled “Compensation Discussion and Analysis” with management; and

•	Based on the review and discussion above, recommended to the Board that the “Compensation Discussion and Analysis” section be included in this proxy statement.

COMPENSATION COMMITTEE

Mark L. Palmquist, Chair
William A. Furman
Judith A. Johansen
Ralph R. Shaw

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth certain information concerning compensation of each named executive officer during the fiscal year ended August 31, 2007.

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus ($)	Awards	Awards	Compensation ($)	Earnings	Compensation	Total
Name and Principle Position	Year	($)	(1)(2)	($)(3)	($)(4)	(1)(5)	($)(6)	($)(7)	($)

John D. Carter	2007	794,135	2,721,875	933,468	277,272	1,078,281	2,563	88,356	5,895,950
President and Chief Executive Officer
Gregory J. Witherspoon	2007	505,385	134,691	230,539	40,210	786,084	837	65,531	1,763,277
Vice President and Chief Financial Officer
Tamara L. Lundgren	2007	614,480	2,108,389	704,193	55,663	835,246	735	58,765	4,377,471
Executive Vice President and Chief Operating Officer
Donald W, Hamaker	2007	550,385	198,138	753,032	57,448	1,186,703	1,234	304,284	3,051,224
President, Metals Recycling Business
Gary A. Schnitzer	2007	420,577	112,050	340,041	704,743	717,739	—	68,495	2,363,645
Executive Vice President

(1)	The total bonuses earned by each named executive officer under the Company’s AICP or applicable employment agreements generally are equal to the sum of the amounts reported in the Bonus and Non-Equity Incentive Plan Compensation columns. For certain officers, the amount reported in the Non-Equity Incentive Plan Compensation column also includes amounts paid in respect of their EVA Plan bonus banks. See “Compensation Discussion and Analysis — Annual Incentive Programs.”

(2)	Represents discretionary amounts paid under the AICP or applicable employment agreements to the named executive officers based on the achievement of management objectives or individual performance measures. For Mr. Carter and Ms. Lundgren, $628,125 and $486,551 of the management objective portion of their bonuses were paid by issuing them 8,465 shares and 6,557 shares, respectively, of Class A Common Stock of the Company, with the number of shares issued calculated using $74.20, which was the closing market price of the Company’s Class A Common Stock on October 9, 2007. See “Compensation Discussion and Analysis — Annual Incentive Programs — Annual Bonus Plan for CEO and COO.”

(3)	Represents the amount of compensation expense recognized under FAS 123(R) — Share-Based Compensation in fiscal 2007 with respect to RSUs granted in fiscal 2007, which was the first year RSUs were granted, and LTIP performance shares granted in fiscal 2006 and 2007. Compensation expense for RSUs is equal to the value of the underlying restricted shares based on the closing market price of the Company’s Class A Common Stock on the grant date, and is recognized ratably over the vesting period (generally five years). However, all of the compensation expense for RSUs for employees who are eligible for retirement (including Mr. Schnitzer) is recognized at the time the RSUs are granted. Compensation expense associated with LTIP performance shares is generally equal to the value of the estimated number of shares to be issued based on expected performance multiplied by the closing market price of the Company’s Class A Common Stock on the grant date, and is recognized ratably over the three-year performance period. However, the portion of each performance share award granted in 2006 based on total shareholder return (50% of target award) is considered to be subject to a market condition under FAS 123R, so compensation expense for that portion is equal to the grant date fair value calculated using a statistical simulation model recognized ratably over the three-year performance period. The assumptions used in determining this value are disclosed in Note 13 of Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended August 31, 2007.

(4)	Represents the amount of compensation expense recognized under FAS 123R in fiscal 2007 with respect to all outstanding options held by the named executive officers, disregarding estimated forfeitures. Compensation expense is equal to the grant date fair value of the options estimated using the Black-Scholes option pricing model, and is recognized ratably over the five-year vesting period. In fiscal 2007 all outstanding options were amended to provide for acceleration of vesting in the event of employment termination due to retirement. Because Mr. Schnitzer is currently eligible for retirement, all of the remaining compensation expense under FAS 123R for all options held by him as of August 9, 2007 was recognized in fiscal 2007 as a result of this amendment and is included in the table. The assumptions made in determining the grant date fair values of options under FAS 123R are disclosed in Note 13 of Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended August 31, 2007.

(5)	Non-Equity Incentive Plan Compensation consists of the following:

	Annual Incentive	EVA Bonus
Name	Programs ($)(a)	Bank ($)(b)	Total ($)

John D. Carter	1,078,281	—	1,078,281
Gregory J. Witherspoon	763,247	22,837	786,084
Tamara L. Lundgren	835,246	—	835,246
Donald Hamaker	1,122,785	63,918	1,186,703
Gary Schnitzer	634,950	82,789	717,739

Includes (a) amounts paid under the AICP or applicable employment agreements based on the achievement of objective Company or business unit performance criteria and (b) for the named executive officers other than Mr. Carter and Ms. Lundgren, the portion of the officer’s bonus bank balance under the Company’s terminated EVA Plans that vested in fiscal 2007. See “Compensation Discussion and Analysis — Annual Incentive Programs.”

(6)	Represents changes in the actuarial present value of accumulated benefits under the Pension Retirement Plan and the SERBP. For Mr. Schnitzer, the value of his SERBP decreased by $131,097 and was offset by an increase of $1,465 in pension value, resulting in a net decrease of $129,632.

(7)	Includes Company contributions (including annual contributions, matching contributions and transition contributions relating to the frozen Pension Plan) to the accounts of the named executive officers under the 401(k) Plan in the following amounts: Mr. Carter, $42,750; Mr. Witherspoon, $42,750; Ms. Lundgren, $24,975; Mr. Hamaker, $31,275; and Mr. Schnitzer, $53,775. Includes premiums paid for the executive medical plan in the following amounts: $12,052 each for Messrs. Carter, Witherspoon and Hamaker; and $4,256 each for Ms. Lundgren and Mr. Schnitzer. Includes automobile allowance and fuel purchase fringe benefits in the following amounts: Mr. Carter, $33,554; Mr. Witherspoon, $10,729; Ms. Lundgren, $10,772; Mr. Hamaker, $9,969; and Mr. Schnitzer, $10,464. The amount for Ms. Lundgren includes $18,762 for commuting expense. The amount for Mr. Hamaker includes $250,988 paid to pursuant to his employment letter in connection with his prior employment. See “Compensation Discussion and Analysis — Employment Agreements.”

Grants of Plan-Based Awards in Fiscal 2007

									All Other
									Stock	Grant
									Awards:	Date
									Number of	Fair
			Estimated Possible Payouts Under			Estimated Future Payouts Under			Shares of	Value of
			Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Stock or	Stock
	Grant		Threshold	Target	Maximum	Threshold	Target	Maximum	Units (3)	Awards (6)
Name	Date		($)	($)	($)	(#)	(#)	(#)	(#)	($)

John D. Carter	11/7/2006	(4)	—	—	—	—	—	—	34,008	1,280,401
	11/27/2006		—	—	—	17,004	34,008	68,016	—	2,701,596
	8/9/2007		—	—	—	—	—	—	20,391	1,046,874
			—	418,750	2,500,000	—	—	—	—	—
Gregory J. Witherspoon	11/7/2006	(4)	—	—	—	—	—	—	6,499	244,687
	11/27/2006		—	—	—	3,250	6,499	12,998	—	516,281
	8/9/2007		—	—	—	—	—	—	4,382	224,972
			161,091	322,183	644,366	—	—	—	—	—
Tamara L. Lundgren	11/7/2006	(4)	—	—	—	—	—	—	26,300	990,195
	11/27/2006		—	—	—	13,150	26,300	52,600	—	2,089,272
	8/9/2007		—	—	—	—	—	—	15,795	810,915
			—	324,368	2,500,000	—	—	—	—	—
Donald W. Hamaker	11/7/2006	(4)	—	—	—	—	—	—	7,859	295,891
	6/27/2007	(5)	—	—	—	3,333	6,667	13,333	13,334	1,260,016
	11/27/2006		—	—	—	3,930	7,860	15,720	—	624,398
	8/9/2007		—	—	—	—	—	—	5,356	274,977
			187,131	374,262	748,524	—	—	—	—	—
Gary A. Schnitzer	11/27/2006		—	—	—	2,645	5,290	10,580	—	420,238
	8/9/2007		—	—	—	—	—	—	3,408	174,967
			105,825	211,650	423,300	—	—	—	—	—

(1)	All amounts reported in these columns represent the portion of the potential bonuses payable for performance in fiscal 2007 under the Company’s AICP and applicable employment agreements. Only the portion of the bonus based on performance against financial objectives is considered an incentive plan award reportable in this table. The Committee annually approves target bonus levels as a percentage of either base salary as of the end of the fiscal year (for Mr. Carter and Ms. Lundgren) or base salary actually paid during the fiscal year (for other officers). The total target bonus percentages for the named executive officers were as follows: Mr. Carter, 100%; Mr. Witherspoon, 75%; Ms. Lundgren, 100%; Mr. Hamaker, 80%; and Mr. Schnitzer, 60%. The percentage of total target bonus based on performance against financial objectives, and therefore reflected in the above table, was 50% for each of Mr. Carter and Ms. Lundgren and 85% for the other named executive officers. For Mr. Witherspoon, Mr. Hamaker and Mr. Schnitzer, the Compensation Committee retained discretion to pay bonuses below the stated threshold and above the stated maximum amounts. See “Compensation Discussion and Analysis — Annual Incentive Programs.” Actual bonus amounts paid for fiscal 2007 are included in the Summary Compensation Table.

(2)	Amounts reported in these columns represent LTIP performance shares granted in fiscal 2007, and are based on performance during fiscal years 2007-2009. See “Compensation Discussion and Analysis — Long Term Incentive Program.”

(3)	Represents RSUs granted under the Company’s SIP. Except as discussed in footnote 5 below, RSUs vest ratably over five years, subject to continued employment. Vesting may be accelerated in certain circumstances, as described under “Potential Payments Upon Termination or Change in Control.”

(4)	Reflects RSUs issued in November 2006 in exchange for outstanding stock options granted in July 2006. See “Compensation Discussion and Analysis — Long Term Incentive Program.”

(5)	Represents RSUs granted to Mr. Hamaker pursuant to the SIP and his employment letter. A portion of this grant (13,334 shares) vests 50% on each of June 30, 2007 and June 30, 2008, subject to continued employment. The issuance of up to an additional 13,333 shares is subject to continued employment through June 1, 2009 and satisfaction of financial performance measures for the Company and the Metals Recycling Business described under “Compensation Discussion and Analysis — Employment Agreements.”

(6)	Represents the aggregate grant date fair value of RSUs and LTIP performance share awards granted in fiscal 2007 computed in accordance with FAS 123R. The grant date fair value of the RSUs is equal to the value of the underlying restricted shares based on the closing market price of the Company’s Class A Common Stock on the grant date. The grant date fair value of the LTIP performance share awards is based on the maximum number of shares issuable under the award multiplied by the closing market price of the Company’s Class A Common Stock on the grant date.

Outstanding Equity Awards at Fiscal 2007 Year-End

The following table sets forth certain information concerning outstanding awards for each named executive officer as of August 31, 2007.

	Option Awards					Stock Awards
										Equity
								Equity		Incentive
								Incentive		Plan Awards:
								Plan		Market or
								Awards:		Payout
								Number of		Value of
							Market	Unearned		Unearned
	Number of	Number of				Number of	Value of	Shares,		Shares,
	Securities	Securities				Shares or	Shares or	Units or		Units or
	Underlying	Underlying				Units of	Units of	Other		Other
	Unexercised	Unexercised		Option		Stock That	Stock That	Rights That		Rights That
	Options	Options		Exercise	Option	Have Not	Have Not	Have Not		Have Not
	Exercisable	Unexercisable		Price	Expiration	Vested	Vested	Vested		Vested
Name	(#)(1)	(#)(1)		($)	Date	(#)	($)	(#)		($)

John D. Carter	29,400	44,100	(2)	25.11	7/6/2015		—	—		—
	18,500	—		25.11	7/6/2015	—	—	—		—
	8,808	13,212	(2)	34.46	11/29/2015	—	—	—		—
	—	—		—	—	27,207	1,589,705	—		—
	—	—		—	—	20,391	1,191,446	—		—
	—	—		—	—	—	—	23,837	(10)	1,392,796
	—	—		—	—	—	—	68,016	(11)	3,974,175
Gregory J. Witherspoon	4,111	6,165	(2)	34.46	11/29/2015	—	—	—		—
	—	—		—	—	5,200	303,836	—		—
	—	—		—	—	4,382	256,040	—		—
	—	—		—	—	—	—	11,124	(10)	649,975
	—	—		—	—	—	—	12,998	(11)	759,473
Tamara L. Lundgren	10,000			30.19	10/19/2015	—	—	—		—
	4,111	6,165	(2)	34.46	11/29/2015	—	—	—		—
	1,953	2,931	(2)	30.71	1/11/2016	—	—	—		—
	—	—		—	—	21,040 (7)	1,229,367	—		—
	—	—		—	—	15,795 (8)	922,902	—		—
	—	—		—	—	—	—	16,411	(10)	958,895
	—	—		—	—	—	—	52,600	(11)	3,073,418
Donald W. Hamaker	5,872	8,808	(2)	34.46	11/29/2015	—	—	—		—
	—	—		—	—	6,288 (7)	367,408	—		—
	—	—		—	—	6,667 (9)	389,553	13,333	(12)	779,047
	—	—		—	—	5,356 (8)	312,951	—		—
	—	—		—	—	—	—	14,680	(10)	857,752
	—	—		—	—	—	—	15,720	(11)	918,520
Gary A. Schnitzer	13,116	—		4.67	6/1/2010	—	—	—		—
	28,344	14,172	(3)	5.92	9/24/2012	—	—	—		—
	17,874	5,958	(4)	12.00	6/1/2013	—	—	—		—
	15,000	10,000	(5)	28.41	10/18/2014	—	—	—		—
	4,111	6,165	(2)	34.46	11/29/2015	—	—	—		—
	2,116	8,464	(6)	34.73	7/25/2016	—	—	—		—
	—	—		—	—	3,408 (8)	199,129	—		—
	—	—		—	—	—	—	10,276	(10)	600,427
	—	—		—	—	—	—	10,580	(11)	618,189

(1)	Options to purchase Class A Common Stock generally become exercisable for 20% of the shares on June 1 following the grant date and on June 1 of each of the next four years thereafter, becoming fully exercisable on the fifth June 1 following the grant date, subject to continued employment and accelerated vesting under certain conditions.

(2)	This option vests as to 33.3% of the shares on June 1 each year in 2008, 2009 and 2010.

(3)	This option vested 100% on September 24, 2007.

(4)	This option vests 100% on June 1, 2008.

(5)	This option vests as to 50% of the shares on June 1 each year in 2008 and 2009.

(6)	This option vests as to 25% of the shares on June 1 each year in 2008, 2009, 2010 and 2011.

(7)	This RSU vests as to 25% of the shares on June 1 each year in 2008, 2009, 2010 and 2011.

(8)	This RSU vests as to 20% of the shares on June 1 each year in 2008, 2009, 2010, 2011 and 2012.

(9)	This RSU vests 100% on June 30, 2008.

(10)	Reflects LTIP performance share awards that were granted in fiscal 2006 and will vest subject to and based on performance during the performance period of fiscal 2006-2008. Share amounts are calculated based on the number of shares that would be issued at the maximum level of performance multiplied by the closing price of the Class A Common Stock on the last trading day of fiscal 2007.

(11)	Reflects LTIP performance share awards that were granted in fiscal 2007 and will vest subject to and based on performance during the performance period of fiscal 2007-2009. Share amounts are calculated based on the number of shares that would be issued at the maximum level of performance multiplied by the closing price of the Class A Common Stock on the last trading day of fiscal 2007.

(12)	Represents RSUs granted to Mr. Hamaker that are subject to and based on satisfaction of performance measures. Share amounts are calculated based on the number of shares that would be issued based on the maximum level of performance multiplied by the closing price of the Class A Common Stock on the last trading day of fiscal 2007.

Compensation Plan Information

The following table provides information as of August 31, 2007 regarding equity compensation plans approved and not approved by the Company’s shareholders.

(c)
	(a)	(b)	Number of Securities
	Number of Securities to	Weighted Average	Remaining Available
	be Issued Upon Exercise	Exercise Price of	for Future Issuance
	of Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights(2)	Warrants and Rights(3)	Reflected in Column (a))

Equity compensation plans approved by shareholders (1)	1,318,973	$24.84	2,184,437

Equity compensation plans not approved by shareholders	—	—	—

Total	1,318,973	$24.84	2,184,437

(1)	Consists entirely of shares of Class A Common Stock authorized for issuance under the Company’s SIP.

(2)	Consists of 534,581 shares subject outstanding options, 247,604 shares subject to outstanding RSUs, 40,725 shares subject to outstanding DSUs or credited to stock accounts under the Defined Compensation Plan for Non-Employee Directors, and 496,063 shares representing the maximum number of shares that could be issued under outstanding LTIP performance share awards.

(3)	Represents the weighted average exercise price for options included in column (a).

Option Exercises and Stock Vested in Fiscal 2007

The following table sets forth certain information concerning vesting of restricted stock for each named executive officer during the fiscal year ended August 31, 2007. There were no stock option exercises by any named executive officer in fiscal 2007.

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares	Realized on	Shares	Realized on
	Acquired on	Exercise	Acquired on	Vesting
Name	Exercise	($)	Vesting (#)	($)

John D. Carter	—	—	6,801	377,115
Gregory J. Witherspoon	—	—	1,299	72,030
Tamara L. Lundgren	—	—	5,260	291,667
Donald W. Hamaker	—	—	8,238	406,728
Gary A. Schnitzer	—	—	—	—

Pension Benefits at Fiscal 2007 Year-End

The following table sets forth certain information concerning accrued pension benefits for each named executive officer as of August 31, 2007.

				Present Value of	Payments Due
			Number of Years of	Accumulated Benefit	Last Fiscal Year
Name	Age	Plan Name	Credited Service	($)(1)	($)

John D. Carter	61	Pension Retirement Plan	3	56,920	—
		Suppl. Exec. Retirement Bonus Plan	3	—	—
Gregory J. Witherspoon	61	Pension Retirement Plan	2	18,843	—
		Suppl. Exec. Retirement Bonus Plan	—	—	—
Tamara L. Lundgren	50	Pension Retirement Plan	2	21,178	—
		Suppl. Exec. Retirement Bonus Plan	2	—	—
Donald W. Hamaker	55	Pension Retirement Plan	2	31,304	—
		Suppl. Exec. Retirement Bonus Plan	—	—	—
Gary A. Schnitzer	65	Pension Retirement Plan	23	734,964	—
		Suppl. Exec. Retirement Bonus Plan	25	127,765	—

(1)	The Pension Retirement Plan Present Value of Accumulated Benefit in the above table represents the actuarial present value as of August 31, 2007 of each named executive officer’s frozen pension benefit assuming that the plan vesting requirements had been met. Benefit accruals under that plan ceased when the plan was frozen on June 30, 2006, but years of service are still relevant for purposes of satisfying the five-year vesting requirement. The SERBP Present Value of Accumulated Benefit in the table above represents the actuarial present value as of August 31, 2007 of each named executive officer’s pension benefit calculated based on years of credited service and five highest consecutive calendar years of compensation as of that date, but assuming that the vesting requirement had been met. Actuarial present values were calculated using a discount rate of 6% and the mortality table set forth in IRS Revenue Ruling 2001-62, the same assumptions used in the pension benefit calculations reflected in the Company’s audited balance sheet for the year ended August 31, 2007. See “Compensation Discussion and Analysis — Elements of Compensation — Executive Benefits — Retirement Plans.” The retirement benefits do not include benefits payable to Mr. Schnitzer under the supplemental executive retirement plan of SIC in recognition of services provided to other companies controlled by the Schnitzer family.

Defined Benefit Retirement Plans

Pension Retirement Plan.  The Company’s Pension Plan is a defined benefit plan qualified under Section 401(a) of the Code. Persons who were non-union employees of the Company prior to May 15, 2006 are eligible to participate in the Pension Plan. Benefit accruals ceased on June 30, 2006. Generally, pension benefits become fully vested after five years of service and are paid in monthly installments beginning when the employee retires at age 65. Benefits accrued each year after August 31, 1986 and prior to June 30, 2006 in an amount equal to 2% of qualifying compensation earned in the applicable year. Qualifying compensation for executives includes base salary subject to a legal limit for the year ($110,000 for one-half of 2006). Retirement benefits are payable at any time after termination of employment, subject to actuarial reduction for early start of payment before age 65. A participant may choose payment from various actuarial equivalent life annuity options or a lump sum. Death benefits are payable to a beneficiary in a lump sum; a surviving spouse may elect payment as a life annuity.

Supplemental Executive Retirement Bonus Plan.  The SERBP was adopted to provide a competitive level of retirement income for key executives selected by the Board. The SERBP establishes an annual target benefit for each participant based on continuous years of service. The target benefit is an annual amount paid for the life of the employee, which is the lesser of (i) the product of 2.6% and the participant’s five consecutive calendar years of highest compensation (“Final Average Compensation”) multiplied by years of continuous service, but in no event more than 65% of Final Average Compensation, or (ii) the product of $238,746 (subject to annual adjustment) multiplied by a fraction of the number of the employee’s continuous years of service to the greater of the number of continuous years of service or 25. Compensation includes all cash compensation from an employer that participates in the SERBP, including salary and adjusted bonus, without taking into account voluntary reductions. Adjusted bonus means the lesser of (i) the bonus amount paid or (ii) 25% of salary during the period for which the bonus was earned. The target benefit is reduced by 100% of primary social security benefits and the Company-paid portion of all benefits payable under the Company’s qualified retirement plans to determine the actual benefit payable under the SERBP. The actual benefit will be paid as a straight life annuity or in other actuarially equivalent forms chosen by the participant. Benefits are payable under the plan only to participants who terminate employment with five years of continuous service. Mr. Carter, Ms. Lundgren and Mr. Schnitzer are the only named executive officers who participate in the SERBP.

Potential Payments Upon Termination or Change in Control

Change in Control Compensation

The Company has entered into change in control agreements with Mr. Carter and Ms. Lundgren which provide certain benefits to these officers if the officer’s employment is terminated by the Company without “cause” or by the officer for “good reason” within 24 months after a “change in control” of the Company. In these agreements, “change in control” is generally defined to include:

•	the acquisition by any person of 20 percent or more of the Company’s outstanding Class A Common stock,

•	the nomination (and subsequent election) of a majority of the Company’s directors by persons other than the incumbent directors, or

•	the consummation of a sale of all or substantially all of the Company’s assets or an acquisition of the Company through a merger or share exchange.

In the change in control agreements, “cause” generally includes willful and continued failure to substantially perform assigned duties or willfully engaging in illegal conduct injurious to the Company, and “good reason” generally includes a change in position or responsibilities that does not represent a promotion, a decrease in compensation or a home office relocation of over 30 miles.

The Company granted LTIP performance shares to the named executive officers in fiscal 2006 and 2007 pursuant to which shares of Class A Common Stock will be issued based on the Company’s performance during the applicable three-year performance periods relating to the awards. The award agreements relating to the LTIP performance shares provide for an accelerated payout of the performance shares upon a “Company sale,” which generally means a sale of the Company by means of a merger, share exchange or sale of substantially all of the assets of the Company. In addition, award agreements relating to all outstanding options and RSUs provide for accelerated vesting on a change in control of the Company (which has the same meaning as under the change in control agreements). An accelerated payout of LTIP performance shares and accelerated vesting of options and RSUs would occur even if the named executive officer’s employment was not terminated in connection with the Company sale or change in control.

The following table sets forth the estimated change in control benefits that would have been payable to the named executive officers if a change in control (including a Company sale) had occurred on August 31, 2007 and, except as noted, each officer’s employment had been terminated on that date either by the Company without “cause” or by the officer with “good reason.”

					LTIP
	Cash			Restricted	Performance	EVA	Tax
	Severance	Insurance	Stock Option	Stock Unit	Share	Bonus Bank	Gross-up
	Benefit	Continuation	Acceleration	Acceleration	Acceleration	Payment	Payment	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)

John D. Carter	5,025,000	90,658	1,786,104	2,781,151	5,171,406	—	5,978,957	20,833,276
Gregory J. Witherspoon	—	—	147,775	559,876	1,121,054	45,673	—	1,874,378
Tamara L. Lundgren	3,892,410	50,620	229,022	2,152,269	3,890,094	—	3,922,132	14,136,547
Donald W. Hamaker	—	—	211,128	1,848,959	1,435,044	127,836	—	3,622,967
Gary A. Schnitzer	—	—	1,669,416	199,129	982,926	165,578	—	3,017,049

(1)	Cash Severance Benefit. The change of control agreements with Mr. Carter and Ms. Lundgren provide for cash severance payments to each equal to three times the sum of base salary plus target bonus as in effect at the time of the change in control. These amounts are payable within five days after termination.

(2)	Insurance Continuation. If cash severance benefits are triggered, the change in control agreements for Mr. Carter and Ms. Lundgren also provide for continuation of Company paid life, accident and medical insurance benefits for up to 36 months following termination of employment, except to the extent similar benefits are provided by a subsequent employer. The amounts in the table above represent 36 months of life, accident and medical insurance benefit payments at the rates paid by the Company for each of these officers as of August 31, 2007.

(3)	Stock Option Acceleration. All outstanding unexercisable options for all named executive officers will immediately become exercisable on a change in control of the Company whether or not the officer’s employment is terminated in connection with the change in control. Information regarding outstanding unexercisable options held by the named executive officers is set forth in the “Outstanding Equity Awards” table. The amounts in the table above represent the spread between $58.43 (the closing market price of the Company’s Class A Common Stock on the last trading day of fiscal 2007) and the exercise price for each outstanding unexercisable option held by the applicable officer on August 31, 2007.

(4)	RSU Acceleration. All RSUs for all named executive officers will immediately vest on a change in control of the Company whether or not the officer’s employment is terminated in connection with the change in control. Information regarding unvested RSUs held by the named executive officers is set forth in the Outstanding Equity Awards table. The amounts in the table above represent the number of shares subject to unvested RSUs multiplied by a stock price of $58.43 per share, which was the closing price of the Company’s Class A Common Stock on the last trading day of fiscal 2007.

(5)	LTIP Performance Share Acceleration. Under the terms of the LTIP performance share award agreements for the 2006-2008 performance period, upon a Company sale a named executive officer would receive a payout equal to a prorata portion (based on the portion of the performance cycle completed before the Company sale) of the amount determined under the following assumptions: performance payout factor shall be deemed to be 200% and total shareholder return payout factor shall be determined as of the closing date of the Company sale by using the closing market price of the Class A Common Stock on the last trading day prior to the closing date as the final stock price. Under the terms of the LTIP performance share award agreements for the 2007-2009 performance period, upon a Company sale a named executive officer would receive a payout in an amount equal to the greater of (a) 100% of the target share amount or (b) the payout calculated as if the performance period had ended on the last day of the Company’s most recently completed fiscal quarter prior to the date of the Company sale, taking into account provisions in the award agreements for calculating performance for a shorter performance period and a partial year. The accelerated payout would occur whether or not the officer’s employment was terminated in connection with the Company sale. Under the change in control agreements with Mr. Carter and Ms. Lundgren, if severance benefits are triggered upon an officer’s subsequent termination of employment, the officer would receive an additional amount for the 2006-2008 LTIP performance period calculated so that the payout is not prorated for the portion of the performance cycle completed before the Company sale. The amounts in the table above represent the value of outstanding LTIP performance share awards that would vest and be paid out pursuant to the terms of the award agreements on a Company sale based on a stock price of $58.43 per share, which was the closing price of the Company’s Class A Common Stock on the last trading day of fiscal 2007, except that the amounts for Mr. Carter and Ms. Lundgren include additional amounts for the 2006-2008 LTIP performance period that would be payable under the change in control agreements upon termination of employment.

(6)	EVA Plan Bonus Bank Payment. Bonus banks of participants under the EVA Plans are payable in full in the event of change in control as defined in the EVA Plans. Amounts in the table represent the named executive officer’s bonus bank balance as of August 31, 2007.

(7)	Tax Gross-up Payment. If any payments to Mr. Carter or Ms. Lundgren in connection with a change in control are subject to the 20% excise tax on “excess parachute payments” as defined in Section 280G of the Code, the Company is required under the change in control agreements to make a tax gross-up payment to the officer sufficient so that officer will receive benefits as if no excise tax were payable.

Benefits Triggered on Involuntary Termination of Employment without Cause

The following table sets forth the estimated benefits that would have been payable to the named executive officers if each officer’s employment had been terminated on August 31, 2007, either by the Company without “cause” or, with respect to certain benefits, by the officer for “good reason.” Certain of these benefits are not payable if the employment termination occurred in connection with a change in control of the Company.

					LTIP
	Cash		Stock	Restricted	Performance-	EVA
	Benefit	Insurance	Option	Stock Unit	Share	Bonus Bank
	Severance	Continuation	Acceleration	Acceleration	Acceleration	Payment	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)

John D. Carter	3,350,000	—	1,786,104	2,781,151	2,630,402	—	10,547,657
Gregory J. Witherspoon	—	—	—	—	308,892	45,673	354,565
Tamara L. Lundgren	2,594,940	—	229,022	2,152,269	1,979,608	—	6,955,839
Donald W. Hamaker	1,305,088	28,686	—	1,168,600	413,215	127,836	3,043,425
Gary A. Schnitzer	—	—	1,669,416	199,129	286,649	165,578	2,320,772

(1)	Cash Severance Benefit. Mr. Carter and Ms. Lundgren have entered into employment agreements providing for, among other things, cash severance benefits if the officer’s employment is terminated by the Company without “cause” or by the officer for “good reason” before September 1, 2009, and not in connection with a change in control. “Cause” and “good reason” have the same meaning as under the change in control agreements described above. The cash severance payment for each of these officers is equal to two times the sum of base salary plus target bonus as in effect at the time plus a pro rata portion of the target bonus for the fiscal year in which the termination occurs (based on the portion of the year worked). The table above does not include a pro rata portion of the target bonus for fiscal 2007 because bonus payments for fiscal 2007 are included in the Summary Compensation Table and no pro rata amounts would have been paid if the officer had terminated employment as of August 31, 2007. These amounts are payable within 30 days after termination. Under Mr. Hamaker’s employment letter with the Company, if Mr. Hamaker’s employment is terminated by the Company without cause on or before September 7, 2008, he would be paid over the following year, an amount equal to his annual base salary plus the average of his EVA and AICP bonus for the prior three years, provided that Mr. Hamaker does not accept employment with a competitor of the Company during this one-year period. Under the AICP, if a named executive officer (other than Mr. Carter and Ms. Lundgren) were involuntarily terminated by the Company without cause (as determined by the Committee), the named executive officer would receive, at the time that bonuses under the program were determined and paid for other participants, a bonus based on the officer’s earnings for the portion of the year the participant was employed. For this purpose the officer would be deemed to have satisfied the officer’s individual goals. The table above does not include a bonus payment for fiscal 2007 because bonus payments for fiscal 2007 are included in the Summary Compensation Table and no additional amount would have been paid if the officer had terminated employment as of August 31, 2007.

(2)	Insurance Continuation. Mr. Hamaker’s employment letter provides for continuation of Company paid medical, dental and vision insurance coverage, and the amount in the table represents 12 months of health, dental and vision insurance benefit payments at the rates paid by us for Mr. Hamaker as of August 31, 2007.

(3)	Stock Option Acceleration. If cash severance benefits are triggered, the employment agreements with Mr. Carter and Ms. Lundgren also provide that all of the officer’s outstanding unexercisable options will immediately become exercisable. Because Mr. Schnitzer is currently eligible for retirement, all of his outstanding unexercisable options would immediately become exercisable on termination of his employment. Information regarding outstanding unexercisable options held by Mr. Carter, Ms. Lundgren, and Mr. Schnitzer is set forth in the Outstanding Equity Awards table. The amounts in the table above represent the spread between $58.43 (the closing market price of the Company’s Class A Common Stock on the last trading day of fiscal 2007) and the exercise price for each outstanding unexercisable options held by the applicable officer on August 31, 2007.

(4)	RSU Acceleration. If cash severance benefits are triggered, the employment agreements for Mr. Carter and Ms. Lundgren also provide that all RSUs will immediately vest. Under Mr. Hamaker’s employment letter, the vesting of the RSUs granted to him in June 2007 would accelerate if he were terminated by the Company without cause on or before September 7, 2008. Because Mr. Schnitzer is currently eligible for retirement, all of his RSUs would immediately vest on termination of his employment. Information regarding unvested restricted stock units held by the named executive officers is set forth in the Outstanding Equity Awards table. The amounts in the table above represent the number of shares subject to unvested RSUs multiplied by a stock price of $58.43 per share, which was the closing price of the Company’s Class A Common Stock on the last trading day of fiscal 2007.

(5)	LTIP Performance Shares Acceleration. Under the terms of the LTIP performance share awards granted in 2006 and 2007, if a named executive officer’s employment is terminated by the Company without cause after the end of the twelfth month of the applicable performance period and prior to the vesting date, the named executive officer would be entitled to receive a prorated award to be paid following completion of the performance period, taking into account the number of performance shares that would otherwise have been issued based on the actual performance during the entire performance period and the portion of the performance period the officer had worked. The officer is required to provide a release of claims in connection with such payout. For this purpose, “cause” generally means (a) the conviction of the officer of a felony involving theft or moral turpitude or relating to the business of the Company, (b) the officer’s continued failure to perform assigned duties, (c) fraud or dishonesty by the officer in connection with employment with the Company, (d) any incident materially compromising the officer’s reputation or ability to represent the Company with the public, (e) any willful misconduct that substantially impairs the Company’s business or reputation, or (f) any other willful misconduct by the officer that is clearly inconsistent with the officer’s position or responsibilities The amounts in the table above assume that the payout level for the performance periods applicable to the grants in fiscal 2006 and 2007 is 100% (actual amounts may be more or less), and the value of outstanding performance shares is based on a stock price of $58.43 per share, which was the closing price of the Company’s Class A Common Stock on the last trading day of fiscal 2007. The employment agreements for Mr. Carter and Ms. Lundgren provide that if cash severance is triggered, all LTIP performance shares would immediately vest, which may result in a benefit that is higher than the benefit provided for in the award agreement. For Mr. Carter and Ms. Lundgren, the amounts in the table represent payout at 100% of the performance shares based on the stock price of $58.43 per share.

(6)	EVA Plan Bonus Bank Payment. Bonus banks of participants under the EVA Plans are payable in full in the event of a termination without cause as defined in the EVA Plans. Amounts in the table represent the named executive officer’s EVA Plan bonus bank balance as of August 31, 2007.

Benefits Triggered on Retirement, Disability or Death

The following table sets forth the estimated benefits that would have been payable to the named executive officers if each officer’s employment had been terminated on August 31, 2007 by reason of retirement, disability or death, excluding amounts payable under the Company’s 401(k) Plan, Pension Plan and SERBP.

			LTIP
		Restricted	Performance-	EVA Bonus
	Stock Option	Stock Unit	Share	Bank
	Acceleration	Acceleration	Acceleration	Payment	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)

John D. Carter	1,786,104	2,781,151	1,898,719	—	6,465,974
Gregory J. Witherspoon	147,775	559,876	548,998	45,673	1,302,322
Tamara L. Lundgren	229,022	2,152,269	1,411,039	—	3,792,330
Donald W. Hamaker	211,128	1,848,959	819,918	127,836	3,007,841
Gary A. Schnitzer (5)	1,669,416	199,129	568,919	165,578	2,603,042

(1)	Stock Option Acceleration. The terms of outstanding options provide for accelerated vesting on retirement (defined as normal retirement after reaching age 65, early retirement after reaching age 55 and completing 10 years of service or early retirement after completing 30 years of service), disability or death. Information regarding outstanding unexercisable options held by the named executive officers is set forth in the Outstanding Equity Awards table. The amounts in the table above represent the spread between $58.43 (the closing market price of the Company’s Class A Common Stock on the last trading day of fiscal 2007) and the exercise price for each outstanding unexercisable options held by the applicable officer on August 31, 2007.

(2)	RSU Acceleration. The terms of the RSU awards provide for accelerated vesting on retirement (as defined under “Stock Option Acceleration” above with respect to option agreements), disability or death. Information regarding unvested RSUs held by the named executive officers is set forth in the Outstanding Equity Awards table above. The amounts in the table above represent the number of shares subject to unvested RSUs multiplied by a stock price of $58.43 per share, which was the closing price of the Company’s Class A Common Stock on the last trading day of fiscal 2007.

(3)	LTIP Performance Shares Acceleration. Under the terms of the LTIP performance share awards, if a named executive officer’s employment is terminated due to death or disability prior to the vesting date, the officer (or his or her estate) would receive a payout in an amount equal to the payout calculated as if the performance period had ended on the last day of the Company’s most recently completed fiscal quarter prior to the date of employment termination, taking into account provisions in the award agreement for calculating performance for a shorter performance period and a partial year, and prorated for the portion of the performance period the officer had worked. If a named executive officer retires (as defined under “Stock Option Acceleration” above with respect to option agreements) prior to the vesting date, the named executive officer would be entitled to receive a prorated award to be paid following completion of the performance period, taking into account the number of performance shares that would otherwise have been issued based on the actual performance through the entire performance period and the portion of the performance period the officer had worked. The officer is required to provide a release of claims in connection with such payout. Amounts in the table are based on the payout formula applicable in the event of death or disability, and the value of outstanding performance share awards that would vest and be paid out pursuant to these terms is based on a stock price of $58.43 per share, which was the closing price of the Company’s Class A Common Stock on the last trading day of fiscal 2007.

(4)	EVA Plan Bonus Bank Payment. Bonus banks of participants under the EVA Plans are payable in full in the event of a participant’s death, disability or retirement (which means when the participant would receive benefits under the Company’s Pension Plan). Amounts in the table represent the named executive officers’ bonus bank balances as of August 31, 2007.

(5)	Mr. Schnitzer is currently eligible for retirement under the Company’s various plans and would have received the benefits described in the table if he had retired as of August 31, 2007. The LTIP performance shares payout would be calculated at the end of the applicable performance period and prorated for the portion of the period he worked.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee selected PricewaterhouseCoopers LLP (“PwC”) as independent auditors for the Company to audit the Company’s financial statements and internal control over financial reporting for the fiscal years ending August 31, 2007, 2008 and 2009. Aggregate fees of PwC for audit services related to the most recent two fiscal years, and other professional services for which they billed us during the most recent two fiscal years, were as follows:

	2007	2006

Audit Fees (1)	$1,714,704	$3,028,203
Audit Related Fees (2)	93,067	128,432
Tax Fees (3)	151,631	606,753

Total	$1,959,402	$3,761,888

(1)	Comprised of the audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements and the required audit of the Company’s internal control over financial reporting, as well as consents related to and reviews of other documents filed with the Securities and Exchange Commission.

(2)	Comprised of acquisition due diligence and consultations regarding internal controls and financial accounting and reporting.

(3)	Comprised of services for tax compliance, tax return preparation, tax advice and tax planning.

A representative of PwC is expected to be present at the annual meeting and will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

Under the Sarbanes-Oxley Act of 2002, all audit and non-audit services performed by the Company’s independent accountants must be approved in advance by the Audit Committee to assure that such services do not impair the accountants’ independence from the Company. Accordingly, the Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy (the “Policy”) which sets forth the procedures and the conditions pursuant to which services to be performed by the independent accountants are to be pre-approved. Pursuant to the Policy, certain services described in detail in the Policy may be pre-approved on an annual basis together with pre-approved maximum fee levels for such services. The services eligible for annual pre-approval consist of services that would be included under the categories of Audit Fees, Audit-Related Fees and Tax Fees in the above table as well as services for limited review of actuarial reports and calculations. If not pre-approved on an annual basis, proposed services must otherwise be separately approved prior to being performed by the independent accountants. In addition, any services that receive annual pre-approval but exceed the pre-approved maximum fee level also will require separate approval by the Audit Committee prior to being performed. The Audit Committee may delegate authority to pre-approve audit and non-audit services to any member of the Audit Committee, but may not delegate such authority to management.

AUDIT COMMITTEE REPORT

The Audit Committee has:

•	Reviewed and discussed the audited financial statements with management.

•	Discussed with the independent auditors the matters required to be communicated by SAS 61.

•	Received the written disclosures and the letter from the Company’s independent auditors required by Independence Standards Board Standard No. 1 and discussed with the independent auditors the auditors’ independence.

•	Based on the review and discussions above, recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

•	Concluded its independent investigation into the Company’s past practice of making improper payments to the purchasing managers of customers in Asia in connection with export sales of recycled ferrous metals. For more information about the independent investigation, including information regarding cooperation by the Company, including the Audit Committee, with the DOJ and the SEC and the Company’s settlement of the investigation on October 16, 2006, see “Item 3. Legal Proceedings” in the Company’s Annual Report on Form 10-K for the year ended August 31, 2006.

•	Overseen the work of the Company’s Chief Compliance Officer and the implementation of the Company’s anti-corruption program as required by the settlement of the DOJ and SEC investigations.

AUDIT COMMITTEE

William D. Larsson, Chair
Robert S. Ball
Judith A. Johansen
Ralph R. Shaw

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

The Company’s Bylaws require shareholders to give the Company advance notice of any proposal or director nomination to be submitted at any meeting of shareholders and prescribe the information to be contained in any such notice. For any shareholder proposal or nomination to be considered at the 2009 Annual Meeting of Shareholders, the shareholder’s notice must be received at the Company’s principal executive office no later than November 1, 2008. In addition, any proposal by a shareholder of the Company to be considered for inclusion in proxy materials for the Company’s 2009 Annual Meeting of Shareholders must be received in proper form by the Company at its principal executive office no later than August 19, 2008.

DISCRETIONARY AUTHORITY

Although the Notice of Annual Meeting of Shareholders provides for transaction of any other business that properly comes before the meeting, the Board has no knowledge of any matters to be presented at the meeting other than the matters described in this Proxy Statement. The enclosed proxy, however, gives discretionary authority to the proxy holders to vote in accordance with their judgment if any other matters are presented.

GENERAL

The cost of preparing, printing and mailing this Proxy Statement and of the solicitation of proxies by the Company will be borne by the Company. Solicitation will be made by mail and, in addition, may be made by directors, officers and employees of the Company personally or by telephone, email, facsimile or telegram. The Company will request brokers, custodians, nominees and other like parties to forward copies of proxy materials to beneficial owners of stock and will reimburse such parties for their reasonable and customary charges or expenses in this connection.

The Company will provide to any person whose proxy is solicited by this proxy statement, without charge, upon written request to its Corporate Secretary, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2007.

IT IS IMPORTANT THAT PROXIES BE PROVIDED PROMPTLY. THEREFORE, SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO SUBMIT A PROXY THROUGH THE INTERNET OR TO EXECUTE AND RETURN THE ENCLOSED PROXY IN THE REPLY ENVELOPE PROVIDED IF THIS PROXY WAS RECEIVED BY MAIL.

By Order of the Board of Directors,

Richard C. Josephson
Secretary

December 17, 2007

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐
     Check the appropriate box:
     ☐ Preliminary Proxy Statement
     ☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
     ☐ Definitive Proxy Statement
     ☒ Additional Materials
     ☐ Soliciting Material Pursuant to Section 240.14a-12
Schnitzer Steel Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:
☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

COMPANY #

SCHNITZER STEEL INDUSTRIES, INC.
ANNUAL MEETING OF SHAREHOLDERS
Wednesday, January 30, 2008
8:00 a.m.
Multnomah Athletic Club
1849 SW Salmon Street
Portland, Oregon 97205
Directions to the Schnitzer Steel Industries, Inc. 2008 Annual Meeting are available in the proxy statement which can be viewed at www.ematerials.com/schn.
Notice is hereby given that the Annual Meeting of Shareholders of Schnitzer Steel Industries, Inc. will be held at
1849 SW Salmon Street, Portland, Oregon on Wednesday, January 30, 2008 at 8:00 a.m.
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be Held on January 30, 2008.
1.	This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

2.	The Proxy Statement and Annual Report are available at www.ematerials.com/schn.

3.	If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side of this notice on or before January 18, 2008 to facilitate timely delivery.

Matters intended to be acted upon at the meeting are listed below.

The Board of Directors recommends that you vote FOR all nominees in Item 1:

1.	Election of four Directors
	01	Jill Schnitzer Edelson	03	Mark L. Palmquist
	02	Judith A. Johansen	04	Ralph R. Shaw

You may immediately
vote your proxy
on the Internet at:
www.eproxy.com/schn

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on January 29, 2008.

•	Please have this Notice and the last four digits of your Social Security Number or Tax Identification Number available. Follow the instructions to vote your proxy.
Your Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

To request paper copies of the proxy materials, which include the proxy card, proxy statement and annual report, please contact us via:
:	Internet — Access the Internet and go to www.ematerials.com/schn. Follow the instructions to log in, and order copies.

(	Telephone — Call us free of charge at 866-697-9377 in the U.S. or Canada, using a touch-tone phone, and follow the instructions to log in and order copies.

*	Email — Send us an email at ep@ematerials.com with “Schn Materials Requested” in the subject line. The email must include:
•	The 3-digit company # and the 11-digit control # located in the box in the upper right hand corner of this notice.

•	Your preference to receive printed materials via mail -or- to receive an email with links to the electronic materials.

•	If you choose email delivery you must include the email address.

•	If you would like this election to apply to delivery of material for all future meetings, write the word “Permanent” and include the last 4 digits of your Tax ID number in the email.

SCHNITZER STEEL INDUSTRIES, INC.
ANNUAL MEETING OF SHAREHOLDERS
Wednesday, January 30, 2008
8:00 a.m.
Multnomah Athletic Club
1849 SW Salmon Street
Portland, Oregon 97205

Schnitzer Steel Industries, Inc.
P.O. Box 10047
Portland, Oregon 97296-0047	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on January 30, 2008.
The shares of stock of Schnitzer Steel Industries, Inc. that you hold will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” all nominees in Item 1.
By signing the proxy, you revoke all prior proxies and appoint John D. Carter and Richard D. Peach, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.
See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy
Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on January 29, 2008.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.
VOTE BY INTERNET — http://www.eproxy.com/schn/ — QUICK ««« EASY ««« IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on January 29, 2008.

•
Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Schnitzer Steel Industries, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.
If you vote by Phone or Internet, please do not mail your Proxy Card
ò Please detach here ò

The Board of Directors Recommends a Vote FOR Item 1.

1. Election of directors:	01 Jill Schnitzer Edelson 02 Judith A. Johansen	03 Mark L. Palmquist 04 Ralph R. Shaw	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. The proxies may vote in their discretion as to other matters which may come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.